UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

LyondellBasell Industries N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF AND AGENDA FOR

2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Time:	11:30 a.m. (CET) on Wednesday, April 16, 2014

Place:	Stationsplein 45, 3013AK, Rotterdam, the Netherlands

Items of Business:

•     To elect four Class I directors; one Class II director; and one Class III director;

•     To elect five individuals to serve as members of the Management Board;

•     To adopt our Dutch statutory annual accounts for the year ended December 31, 2013;

•     To discharge the sole member of our Management Board and the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2013;

•     To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, who will audit our U.S. GAAP financial statements for the year ending December 31, 2014 and appoint PricewaterhouseCoopers Accountants N.V. as our auditor who will audit the Dutch statutory annual accounts for the year ending December 31, 2014;

•     To approve the dividends declared in respect of the 2013 fiscal year;

•     To approve, in an advisory vote, our executive compensation as disclosed in the proxy statement;

•     To approve the repurchase of up to 10% of our issued share capital;

•     To authorize the cancellation of shares held in treasury as a result of Company repurchases;

•     To discuss such matters as are required under Dutch law, including corporate governance and our dividend policy; and

•     To consider such other business as may properly come before the Annual General Meeting and any adjournments or postponements thereof.

Who Can Vote:	You can vote if you are a shareholder of record as of March 19, 2014.

Voting by Proxy:	You may submit your proxy over the internet; by telephone or by mail. You may revoke your proxy at any time before the vote is taken by following the instructions in the proxy statement.

Date of Mailing:	March 24, 2014

REGISTERED SHAREHOLDERS ARE REQUESTED TO VOTE PROMPTLY, AND IF VOTING BY MAIL, TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

March 24, 2014
Craig B. Glidden
Secretary to the Supervisory Board

Page
About the Annual Meeting	1
Supervisory Board of Directors	4
Corporate Governance Matters and Communications with the Supervisory Board	4
Board Leadership Structure	4
Role in Risk Oversight	5
Independence of Supervisory Board Members	6
Meetings and Board Committees	7
Audit Committee Report	8
Compensation Committee Report	10
Compensation Committee Interlocks and Insider Participation	10
Dutch Corporate Governance Code	12
Related Party Transactions	14
Compensation of the Members of the Supervisory Board	15
Election of Supervisory Board Directors (Item 1 on the Proxy Card)	17
Supervisory Directors	20
Information about the Management Board	21
Election of Managing Directors (Item 2 on the Proxy Card)	22
Director, Director Nominee and Management Share Ownership	25
Persons Owning More than 5% of LyondellBasell Shares	26
Section 16(a) Beneficial Ownership Reporting Compliance	26
Compensation Discussion and Analysis	27
Executive Compensation Tables	49
Adoption of Dutch Statutory Annual Accounts for 2013 (Item 3 on the Proxy Card)	58
Discharge from Liability of Sole Member of the Management Board (Item 4 on the Proxy Card)	59
Discharge from Liability of Members of the Supervisory Board (Item 5 on the Proxy Card)	59
Ratification of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm (Item 6 on the Proxy Card)	59
Independent Registered Public Accounting Firm Fee Information	60
Appointment of PricewaterhouseCoopers Accountants N.V. as the Auditor for the Dutch Statutory Annual Accounts (Item 7 on the Proxy Card)	61
Ratification and Approval of Dividend in Respect of the 2013 Fiscal Year (Item 8 on the Proxy Card) and Discussion of Dividend Policy	61
Discussion of Dividend Policy	61
Advisory (Non-Binding) Vote Approving Executive Compensation (Item 9 on the Proxy Card)	62
Approval of the Authority of the Management Board, with Supervisory Board approval, to Repurchase up to 10% of our Issued Share Capital Until October 16, 2015 (Item 10 on the Proxy Card)	63
Approval to Cancel up to 10% of our Issued Share Capital if Repurchased under the Authority that may be Granted under Item 10 on the Proxy Card (Item 11 on the Proxy Card)	64
Equity Compensation Plan Information	65

LyondellBasell Industries N.V.

PROXY STATEMENT

About the Annual Meeting

Who is soliciting my vote?

The Supervisory Board of Directors is soliciting your vote at the 2014 Annual General Meeting of LyondellBasell Industries’ shareholders.

How does the Board recommend that I vote my shares?

The Supervisory Board recommends voting “FOR” all of the items presented in this proxy statement.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Supervisory Board of Directors.

Why are these matters being submitted for voting?

In accordance with Dutch law and the rules and regulations of the New York Stock Exchange (the “NYSE”) and the U.S. Securities and Exchange Commission (the “SEC”), we are required to submit certain items for the approval of our shareholders. Under Dutch law, several matters that are within the authority of the directors under most U.S. state corporate laws require shareholder approval. Additionally, Dutch governance provisions require certain discussion topics for annual general meetings of shareholders that are not voted on.

The adoption of our annual accounts, the discharge from liability of members of our Management and Supervisory Boards, the appointment of PwC to audit our Dutch annual accounts, the approval of dividends, the authorization to repurchase shares and to cancel treasury shares all are items that we are required to submit to shareholders by reason of our being incorporated under Dutch law.

Who is entitled to vote?

You may vote if you are the record owner of LyondellBasell ordinary shares as of the close of business on March 19, 2014. Each ordinary share is entitled to one vote. As of March 3, 2014, we had 542,974,679 ordinary shares outstanding and entitled to vote.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. There are no quorum requirements under Dutch law. As a result, we may hold our meeting regardless of the number of shares that are present in person or by proxy at the meeting.

How many votes are needed to approve each of the proposals?

Each of the director nominees and all proposals submitted require a majority of the votes cast to vote “FOR” the proposal in order to be approved.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you must do one of the following:

•	Vote over the Internet (instructions are on the proxy card);

•	Vote by telephone (instructions are on the proxy card); or

•	Fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

If you hold your LyondellBasell shares in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voter instruction form carefully.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting and you hold your LyondellBasell shares in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Voting again by telephone or over the Internet prior to 12:00 p.m. Eastern Time on April 15, 2014;

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending us a written document revoking your earlier proxy; or

•	Voting again at the meeting.

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. We believe that, pursuant to NYSE rules, only the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 is considered to be a routine matter.

If you do not give your broker instructions on how to vote your shares the broker will return the proxy card without voting on proposals that are considered not “routine.” This is a broker non-vote. Without instructions from you, the broker may not vote on any proposals other than the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

How are votes counted?

For all proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Additionally, for the election of Supervisory Directors and Managing Directors, you may “WITHHOLD” your vote. Abstentions do not count as votes cast, and therefore will not have any effect on the outcome of matters.

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” all matters for which you did not vote.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters to be presented at the meeting. If any matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Who can attend the meeting?

The Annual Meeting is open to all LyondellBasell shareholders. However, if you would like to attend the meeting, you must inform us in writing of your intention of doing so prior to April 9, 2014. The notice may be emailed to investors@lyondellbasell.com. Admittance of shareholders will be governed by Dutch law.

What is the cost of this proxy solicitation?

Our Supervisory Board of Directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by email, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies.

Why did my household receive a single set of proxy materials?

SEC rules permit us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family. This benefits both you and the Company, as it eliminates duplicate mailings that shareholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card. Your household may have received a single set of proxy materials this year.

If you prefer to receive your own copy now or in future years, please request a duplicate set by phone at (800) 579-1639, through the Internet at www.proxyvote.com, by email at sendmaterial@proxyvote.com, or by writing to LyondellBasell Industries N.V., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

SUPERVISORY BOARD OF DIRECTORS

Corporate Governance Matters and Communications with the Supervisory Board

The Nominating & Governance Committee and our Supervisory Board review the Company’s governance structure to take into account changes in Dutch law, SEC and NYSE rules, as well as current best practices.

Our Corporate Governance Guidelines and our Code of Conduct are posted on the Company’s Internet site under the “Corporate Governance” caption of the “Investor Relations” tab and available in print upon request. The Guidelines address the following matters, among others: director qualifications, director responsibilities, Supervisory Board committees, director access to officers, employees and independent advisors, director compensation, Supervisory Board performance evaluations, director orientation and continuing education, and Chief Executive Officer (CEO) evaluation and succession planning.

Our Supervisory Board is divided into three classes, each consisting of approximately one-third of the total number of the members of the Supervisory Board. Messrs. Bindra, Carroll and van der Meer are each Class I directors, whose terms expire at the Annual Meeting. Our Supervisory Board has nominated each of them for re-election. Additionally, in September 2013, our Supervisory Board appointed Nance K. Dicciani as a Class III director in February 2014, appointed Claire S. Farley and Isabella (“Bella”) D. Goren as Class I and Class II directors, respectively. Pursuant to our Articles of Association, any individuals appointed by the Supervisory Board must stand for election at the next annual general meeting of shareholders. The Supervisory Board has nominated Ms. Dicciani, Ms. Farley and Ms. Goren for election by shareholders pursuant to this provision.

The Supervisory Board maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may write or call our Supervisory Board by contacting our Corporate Secretary, Craig B. Glidden, as provided below:

• Mailing Address:	Corporate Secretary
LyondellBasell Industries
1221 McKinney Street, Suite 300
Houston, Texas 77010

• Phone Number:	(713) 309 – 7200

Communications are distributed to the Supervisory Board or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard certain items that are unrelated to the duties and responsibilities of the Supervisory Board are excluded, such as: business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any Supervisory Director upon request.

Board Leadership Structure

We have a two-tiered board, consisting of a Management Board, responsible for the management of the Company, and a Supervisory Board, responsible for the general oversight of the Management Board. The Management Board may consist only of directors who are executive officers of the Company and the Supervisory Board may consist only of non-employee directors.

James L. Gallogly, our Chief Executive Officer, currently is the sole member of our Management Board and is not a member of the Supervisory Board. At the Annual Meeting, we are requesting shareholders to elect five additional individuals to our Management Board. These individuals include:

•	Karyn F. Ovelmen, Executive Vice President and Chief Financial Officer,

•	Craig B. Glidden, Executive Vice President and Chief Legal Officer,

•	Bhavesh V. (“Bob”) Patel, Executive Vice President of Olefins & Polyolefins – Europe, Asia & International and Technology,

•	Timothy D. Roberts, Executive Vice President – Olefins & Polyolefins – Americas, and

•	Patrick D. Quarles, Senior Vice President – Intermediates & Derivatives.

More information about the expansion of the Management Board and these individuals may be found under “Election of Managing Directors” on page 22 of this Proxy Statement.

The principal responsibility of members of the Management Board is to manage the Company, which means, among other things, that the Management Board is responsible for implementing LyondellBasell’s aims and strategy, managing the Company’s associated risk profile, operating the business and addressing corporate responsibility issues relevant to the enterprise.

The Supervisory Board oversees the policies of the Management Board and the general course of business and related business enterprises. Robert G. Gwin is the Chairman of the Supervisory Board.

Our two-tier board structure allows our CEO to focus on managing our day-to-day business, including achieving our aims, strategy and risk profile, and results of operations. It also allows Mr. Gwin, as non-executive Chairman of the Supervisory Board, to lead the Supervisory Board in its fundamental role of supervising the policies of the Management Board. We believe this separation of responsibilities is appropriate for LyondellBasell because of the scope and complexity of the Company’s operations. We also believe the separation of CEO and Chairman of the Supervisory Board that results from our two-tiered board structure generally demonstrates our commitment to corporate governance best practices.

Role in Risk Oversight

While the Company’s management is responsible for the day-to-day management of risks to the Company, the Supervisory Board has broad oversight responsibility for the Company’s risk management programs. In this oversight role, the Supervisory Board is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning well and that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the organization. The primary means by which our Supervisory Board oversees our risk management structures and policies is through its regular communications with management. The Company believes that its leadership structure is conducive to sound risk management, and that the Supervisory Board’s involvement is appropriate to ensure effective oversight.

At each of the Supervisory Board meetings, executive officers are asked to report to the Supervisory Board and, when appropriate, specific committees. Additionally, other members of management and employees periodically are requested to attend meetings and present information. One of the purposes of these presentations is to provide direct communication between members of the Supervisory Board and members of management. The presentations provide members of the Supervisory Board with the information necessary to understand the risk profile of the Company, including information regarding the specific risk environment, exposures affecting the Company’s operations and the Company’s plans to address such risks. In addition to information regarding general updates to the Company’s operational and financial condition, management reports to the Supervisory Board about the Company’s outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications between management and the Supervisory Board allow the Supervisory Board to assess management’s evaluation and management of the day-to-day risks of the Company.

In carrying out its oversight responsibility, the Supervisory Board has delegated to individual Board committees certain elements of its oversight function. The Audit Committee provides oversight of the integrity of the Company’s financial statements; the Company’s independent accountants’ qualifications and independence; the performance of the Company’s internal audit function, independent accountants and the Company’s compliance program; and the Company’s system of disclosure and internal controls. The Compensation

Committee monitors the Company’s compensation structure to discourage risks inconsistent with the interests of our stakeholders. The Nominating & Governance Committee reviews policies and practices in the areas of corporate governance; considers the overall relationship of the Supervisory Board to the Company’s management; and develops, reviews and recommends governance guidelines applicable to the Company.

The Health, Safety and Environmental (“HSE”) Committee reviews and monitors compliance with health, safety and environmental matters affecting the Company. As a petrochemical company, we operate large scale, complex industrial manufacturing facilities. These facilities engage in operations and produce products that, by themselves, or depending on their use or handling, can be hazardous. As a result, HSE issues are one of the biggest risks we face as a Company. Our HSE Committee discusses the Company’s HSE and Operational Excellence programs, reviewing audits of operations; safety and environmental incidents and statistics; as well as action plans and initiatives to improve HSE results.

The Company has an enterprise risk management function, which comprises a small group of employees fully dedicated to enterprise-wide risk management activities led by the Vice President of Enterprise Wide Risk Management, and overseen by a Risk Management Committee. The standing members of the Risk Management Committee include the Company’s CEO, Chief Financial Officer, Chief Legal Officer and Vice President of HSE & Operational Excellence. Through a variety of policies and procedures, business leaders are required to identify, monitor, mitigate and report on risks under the supervision of the Risk Management Committee, which requires risk management plans from each business segment and function. The Committee sets the Company’s various risk tolerances, evaluating whether they are aligned with the Company’s strategic goals, and defines the risk profile of the Company.

The results of the risk management processes, and the decisions made by the Risk Management Committee, are reported to the Audit Committee of the Supervisory Board, which is responsible for overseeing the design of the risk assessment process. Regular updates are given to the Supervisory Board on material risks. In addition, the Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and quarterly reports are made to the Audit Committee in accordance with NYSE requirements.

Independence of Supervisory Board Members

The Supervisory Board has determined that each of the following directors and director nominees is independent in accordance with the NYSE listing standards and the Dutch Corporate Governance Code:

Jacques Aigrain	Jagjeet S. Bindra	Milton Carroll
Nance K. Dicciani	Robert G. Gwin	Bruce A. Smith
Claire S. Farley	Rudy van der Meer	Isabella D. Goren

To assist in determining independence, the Supervisory Board adopted categorical standards of director independence, which meet or exceed the requirements of both the NYSE and the Dutch Corporate Governance Code. These standards specify certain relationships that must be avoided to allow for a finding of independence.

The categorical standards our Supervisory Board uses in determining independence are included in our Corporate Governance Guidelines, which can be found on our website at www.lyondellbasell.com. The Supervisory Board has determined that there are no relationships or transactions under the categorical standards that would prohibit any of the nine directors listed above from being deemed independent. The Supervisory Board considered certain additional transactions in determining that each of Messrs. Gwin and Carroll and Ms. Dicciani and Ms. Farley are independent. Specifically, certain of the Company’s subsidiaries:

•	purchase natural gas liquids from a subsidiary of Anadarko Petroleum, where Mr. Gwin serves as Executive Vice President and Chief Financial Officer;

•	purchase electricity from a subsidiary of CenterPoint Energy, where Mr. Carroll serves as chairman;

•	purchase industrial gases, including hydrogen and nitrogen, from Praxair, on whose board of directors Ms. Dicciani sits; and

•	purchase measurement products from a subsidiary of FMC Technologies, where Ms. Farley is a director.

In determining that none of these relationships affected the independence of any of the interested directors, the Supervisory Board considered the nature of the transactions, all of which are ordinary course and the dollar amounts involved, none of which were material to either the Company or the counterparty. Additionally, the only instances of any negotiated long term contracts are through the purchases of industrial gases from Praxair and those agreements were entered into several years before Ms. Dicciani joined the Supervisory Board.

Meetings and Board Committees

The Supervisory Board held five meetings in 2013, including regularly scheduled meetings and a board retreat, where strategic planning for all aspects of the Company, including operations, succession planning and other matters, are reviewed over a two-day period. Each of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of each committee of which he was a member. The Company does not maintain a policy regarding Supervisory Board members’ attendance at its annual general meetings. The Supervisory Board and its Committees regularly hold executive sessions, where members of management are not present. All executive sessions of the Supervisory Board, including NYSE required sessions, are chaired by Robert G. Gwin, Chairman of the Supervisory Board. All executive Committee sessions are chaired by the respective Chairmen of those Committees.

The Supervisory Board has four standing committees to assist it in the execution of its responsibilities. The committees are the Audit Committee, the Nominating & Governance Committee, the Compensation Committee and the HSE Committee. The charter of each committee states that it will be composed of a minimum of three members of the Supervisory Board. Each committee functions under a charter adopted by the Supervisory Board as described below.

Audit Committee

The current members of the Audit Committee are Mr. Smith (Chairman), Mr. Aigrain, Ms. Dicciani and Ms. Goren, who was appointed in February 2014. The Supervisory Board has determined that each of the members of the Audit Committee is financially literate and that each member of the Audit Committee is a financial expert for purposes of the SEC’s rules. The determination was based on a thorough review of our Audit Committee members’ education and financial and public company experience. The Supervisory Board also determined that each member of the Audit Committee has satisfied the heightened independence requirements of Section 10A(m)(3) of the Exchange Act in addition to our categorical standards.

Mr. Smith serves on one public company audit committee in addition to ours; Mr. Aigrain serves on two public company audit committees in addition to ours; Ms. Dicciani serves on two public company audit committees in addition to ours; and Ms. Goren serves on one public company audit committee in addition to ours.

The Audit Committee met six times during 2013, including a Company specific educational session on Audit Committee matters. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting; internal audit function and independent auditors; and our compliance function. As part of its function, the Audit Committee reports the results of its activities to the full Supervisory Board. Listed below are the general responsibilities of the Audit Committee. In addition to its oversight role of risk management as described above under “Role in Risk Oversight,” the Audit Committee’s duties are set forth in a written charter that was approved by the Supervisory Board. A copy of the charter can be found on our website at www.lyondellbasell.com. The Audit Committee’s responsibilities include the following:

Administrative Responsibilities

•	Perform an annual self-assessment

Independent Auditor

•	Engage external auditor and approve compensation

•	Review independence and establish policies relating to hiring of auditor employees

•	Pre-approval of all services

Internal Audit

•	Review plans, staffing and activities as well as effectiveness

Financial Statements

•	Review financial statements and earnings releases

•	Discuss and review accounting policies and practices and external auditor reviews

•	Discuss and review effectiveness of controls

Compliance

•	Review plans, staffing and function of Compliance function

•	Establish and review procedures for complaints, including anonymous complaints regarding accounting, controls and auditing

•	Review Code of Conduct and system for monitoring compliance therewith

Audit Committee Report

As required by its charter, the Audit Committee reviews and reassesses the charter annually and recommends any changes to the Supervisory Board for approval. The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Supervisory Board, to recommend to the Supervisory Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select and nominate the independent auditor for appointment by shareholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of December 31, 2013 and for the 12 month period then ended with management and PricewaterhouseCoopers (“PwC”), the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

•

Discussed with PwC, the Company’s independent registered public accounting firm for period ended December 31, 2013, those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•

Discussed with PwC its independence, including communications PwC is required to provide us under applicable Public Company Accounting Oversight Board requirements. This discussion and disclosure helped the Audit Committee in evaluating such independence.

•	Met periodically with members of management, the internal auditors and PwC to review and discuss internal controls over financial reporting.

•

Reviewed and discussed, with the Company’s management and PwC, the Company’s audited consolidated balance sheet as of December 31, 2013, and consolidated statements of income, cash flows and changes in stockholders’ equity for the 12 month period ended December 31, 2013, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Supervisory Board (and the Supervisory Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2013. The Committee has also approved the selection of PwC as the Company’s independent registered public accounting firm for fiscal year 2014.

The Audit Committee of the Supervisory Board

Bruce A. Smith, Chairman

Jacques Aigrain

Nance K. Dicciani

Compensation Committee

The current members of the Compensation Committee are Messrs. Aigrain (Chairman), Carroll and van der Meer and Ms. Goren, who was appointed in February 2014. Each member is independent in accordance with the rules and regulations of the NYSE.

The Compensation Committee met five times in 2013. The Compensation Committee is responsible for overseeing all of our executive compensation and developing the Company’s compensation philosophy generally. The Compensation Committee’s written charter, which was approved by the Supervisory Board, can be found on our website at www.lyondellbasell.com.

In overseeing compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to Company employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers. The Compensation Committee’s responsibilities include the following:

Administrative

•	Perform annual self-evaluations

Company Compensation & Benefits

•	Establish and review compensation philosophy, programs and practices

•	Review and approve pension and benefit arrangements as well as funding of pension and benefit plans

Executive Compensation

•	Approve compensation and benefits of executive officers

•	Review objectives of executive compensation consistent with corporate objectives

•	Review and approve goals and objectives of CEO compensation and evaluate CEO performance

•	Make recommendations for all executive officers’ compensation

For additional information on the Compensation Committee, including with respect to compensation consultants engaged in the last fiscal year, see the “Compensation Discussion and Analysis” on page 27 of this proxy statement.

Compensation Committee Report

The Compensation Committee of the Supervisory Board has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Supervisory Board

Jacques Aigrain, Chairman

Milton Carroll

Rudy van der Meer

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during fiscal year 2013, an officer or employee of the Company or any of our subsidiaries, or was formerly an officer of the Company or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 407(e)(4) of Regulation S-K.

During fiscal year 2013, none of our executive officers served as (i) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

Nominating & Governance Committee

The current members of the Nominating & Governance Committee are Messrs. Bindra (Chairman), Carroll and Smith and Ms. Farley, who was appointed in February 2014. Each member is independent in accordance with the rules and regulations of the NYSE.

The Nominating & Governance Committee met five times during 2013. One of the primary responsibilities of the Nominating & Governance Committee is to identify nominees for election to the Supervisory Board. As described in this proxy statement, the Supervisory Board has nominated Messrs. Bindra, Carroll and van der Meer and Ms. Dicciani, Ms. Farley and Ms. Goren for election at the Annual Meeting.

The Nominating & Governance Committee has a written charter that has been approved by the Supervisory Board and can be viewed by accessing our website at www.lyondellbasell.com. It is the duty of the Nominating & Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating & Governance Committee has the following responsibilities:

Administrative

•	Perform an annual self-assessment

•	Coordinate evaluations by other committees and the full Supervisory Board

Directors and Director Nominees

•	Identify and recommend candidates for membership on the Supervisory Board

•	Recommend committee memberships

•	Recommend Supervisory Board compensation

Corporate Governance

•	Review the Company’s governance profile and make recommendations

•	Review and comment on shareholder proposals

Potential director candidates are identified through various methods. The Nominating & Governance Committee welcomes suggestions from directors, members of management, and shareholders. The Supervisory Board and Nominating & Governance Committee does not have a policy specific to the candidates nominated by different parties. From time to time, the Nominating & Governance Committee uses outside consultants to assist in identifying potential director candidates. The Supervisory Board has adopted a profile, which can be found on our website, which details the desired characteristics and experience of members of the Supervisory Board. The Nominating & Governance Committee considers this profile (in addition to any other factors it deems relevant) when considering candidates for nomination to the Supervisory Board.

Effective January 1, 2013, Dutch law requires that companies whose boards do not meet a 30% gender diversity quota must disclose the reason for not having the specified diversity percentage as well as their efforts and intent to obtain such diversity. The Company’s Supervisory Board currently consists of 11 members, 3 of whom are female. The Company’s Management Board currently consists of only one member, the Company’s Chief Executive Officer, James L. Gallogly. Pursuant to the Company’s Articles of Association, to the extent there is only one member of the Management Board, that member will be the Company’s Chief Executive Officer. The Supervisory Board does not believe that increasing its size solely to meet the gender diversity requirement is in the best interest of the Company or its stakeholders. Additionally, future nominees for the Management Board will be chosen from the executive officers of the Company based on their job responsibilities, regardless of gender.

Before being recommended by the Nominating & Governance Committee, director candidates are interviewed by the Chief Executive Officer; a minimum of two members of the Nominating & Governance Committee; and the Chairman of the Supervisory Board. Additional interviews may include other members of the Supervisory Board, representatives from senior levels of management and an outside consultant.

The Supervisory Board intends to maintain a manageable size of the Supervisory Board as stated in our Corporate Governance Guidelines. The Nominating & Governance Committee considers all potential nominees for vacancies on their merits without regard to the source of recommendation.

The Nominating & Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee to be potentially considered for nomination as a Class II director at the general meeting in 2015, you should submit your candidate’s name, together with biographical information and his written consent to nomination to the Chairman of the Nominating & Governance Committee at the Company’s offices in Houston, Texas, c/o Lyondell Chemical Company, 1221 McKinney Street, Suite 300, Houston Texas 77010, before October 16 2014.

HSE Committee

The current members of the HSE Committee are Messrs. van der Meer (Chairman), Bindra, Ms. Dicciani and Ms. Farley, who was appointed in February 2014. The HSE Committee met four times during 2013. The Committee has a written charter that has been approved by the Supervisory Board and can be reviewed by accessing our website, at www.lyondellbasell.com. It is the duty of the HSE Committee to assist the Supervisory Board in its oversight responsibilities by assessing the effectiveness of environmental, health and safety programs and initiatives that support the health, safety and environmental policy of the Company. In fulfilling its duties, the HSE Committee has the following responsibilities:

•	Review the status of the Company’s health, safety and environmental policies and performance, including processes to ensure compliance with applicable laws and regulations;

•	Review and monitor the Company’s health, safety and environmental performance statistics and ensure processes are in place to record such statistics consistently;

•	Review and approve the scope of the health, safety and environmental audit program and regularly monitor program results;

•	Review and approve the annual budget for the health, safety and environmental audit program; and

•	Report periodically to the Supervisory Board on health, safety and environmental matters affecting the Company.

Dutch Corporate Governance Code

In addition to the NYSE listing standards and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code (the “Code”). The Code (as last amended on December 10, 2008) contains a number of principles and best practices, with emphasis on integrity, transparency and accountability as the primary means of achieving good governance.

There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Code. We apply the majority of the provisions of the Code. As an SEC registrant and NYSE listed company, we believe that it is appropriate to maintain governance practices that are in line with our peers listed on the NYSE and therefore may at times choose to apply practices common for NYSE listed companies.

In accordance with the Code’s compliance principle of “apply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Code by either applying the Dutch practices or explaining why the company has chosen to apply different practices, we are disclosing in our Dutch annual report that accompanies our Annual Accounts to what extent we do not apply provisions of the Dutch Code, together with the reasons for those deviations. The Dutch annual report may be found on our website at www.lyondellbasell.com. Described below are the provisions of the Code that we have determined not to apply:

Principles and Practices Related to the Management Board:

James L. Gallogly, our CEO, is the sole member of our Management Board. Mr. Gallogly was hired in May 2009 when the Company’s predecessor was in bankruptcy. We entered into an employment agreement with Mr. Gallogly when he was hired. We believe that the terms and conditions of the employment agreement, approved by the bankruptcy court, are in line with market practices for chief executives of companies of our size and complexity and were necessary to recruit an individual of Mr. Gallogly’s experience. Certain terms of Mr. Gallogly’s employment agreement deviate from the Code, including:

•	the initial term of five years as a member of the Management Board, which exceeds the recommended four year term under the Code;

•	options granted in April 2010 vest annually over a five year period beginning May 2009, which differs from the Code practice of options not vesting until three years after the date of grant;

•	the severance payable to Mr. Gallogly in certain circumstances exceeds one year of salary, which is a best practice under the Code; and

•	the absence of any claw-back provisions in Mr. Gallogly’s agreement is a deviation from the Code.

The employment agreement with Mr. Gallogly was negotiated and entered into prior to the Company being subject to the Code. As a result, we had contractual obligations upon incorporation in The Netherlands that differ from the Code. This fact notwithstanding, we believe the provisions of Mr. Gallogly’s agreement are appropriate and reasonable. As discussed in the “Compensation Discussion & Analysis” section of this proxy statement, we have entered into a new employment agreement with Mr. Gallogly, which is effective beginning May 14, 2014.

Principles and Practices Related to the Supervisory Board:

Our Supervisory Board currently consists of 11 members, two of whom have been nominated by shareholders pursuant to certain nomination agreements. Under the provisions of the Code, those two members are not considered independent as a result of their affiliation with the shareholder that nominated them, which owns more than 10% of our ordinary shares. As a result, we have deviated from the principle that all but one member of the Supervisory Board should be independent. This deviation is a result of our obligation under the nomination agreement with an affiliate of Access Industries to nominate individuals to our Supervisory Board. We believe these individuals provide significant value to the workings of the Supervisory Board.

We have no term limits on our Supervisory Board members, which is a deviation from the Code’s best practice provision that supervisory directors should be limited to three four-year terms. Our Supervisory Board consists of three classes, with three-year terms. There is no limit on the number of terms those individuals may serve. We believe that, as we have been operating only since April 2010, there is no need to subject our Supervisory Board members to term limits at this time. The continuity of our current members’ service helps to continue to build and improve the Company.

Finally, as described under “Compensation of the Members of the Supervisory Board,” our Supervisory Board members receive equity compensation. The Code states that Supervisory Board members should not be granted equity as compensation, and that any shareholdings should be long-term interests. With respect to the latter, the Supervisory Board has implemented Director Share Ownership Guidelines that restrict sales of equity until directors have achieved a certain dollar value of share ownership equal to 3x their cash retainers. Until such ownership requirements are met, a director may not sell more than 50% of the shares he received from the Company (net of shares withheld for taxes). These guidelines are meant to promote long term ownership by our Supervisory Directors. We grant our Supervisory Directors restricted stock units (“RSUs”) as part of their annual compensation. The RSUs will pay out in one share for each unit after restrictions lapse. We believe that providing Supervisory Directors with equity compensation is extremely important in recruiting individuals for service in order to be competitive with our peers. Additionally, we believe that equity grants ensure that Supervisory Directors’ interests are aligned with those of our shareholders. We grant these equity awards to put the individuals’ compensation at risk based on our Company’s market value. The RSUs provide time based vesting and, as discussed above, we have restricted sales of securities to incentivize our directors to make decisions based on long-term interests of the Company.

Related Party Transactions

We have adopted a written Related Party Transaction Approval Policy, which requires the disinterested members of the Audit Committee to review and approve, in advance of commitment, certain transactions that we may enter into with the related parties, including directors, officers and certain shareholders. The transactions covered by the policy are those which are:

•	in the ordinary course of business but have an aggregate value of $25 million or more, or

•	not in the ordinary course of business, regardless of value.

Additionally, transactions covered include any transactions where an officer or director of the Company has a direct or indirect material interest and the transaction has a value of $120,000 or more.

The disinterested members of the Audit Committee determine the fairness of the transactions to the Company by considering whether the transactions have terms no less favorable than those which could be obtained from non-related parties.

Below is a description of related party transactions in existence since the beginning of the last fiscal year. Pursuant to SEC rules, we are required to disclose transactions that existed, even when the agreement is no longer in place or the counterparty is no longer a related party, such as in the case of Apollo Management.

We entered into certain agreements with Access Industries and Apollo Management, or their affiliates, upon our emergence from bankruptcy in April 2010. These agreements include a registration rights agreement dated April 30, 2010 obligating us to, at our own cost, register for resale certain of our securities owned by Access and Apollo or their affiliates. In 2013, we registered the resales of an aggregate of 72.5 million of our ordinary shares by certain affiliates of Apollo Management pursuant to the registration rights agreement which resulted in out-of-pocket costs to us of approximately $1 million. Additionally, we entered into nomination agreements with each of Access and Apollo or their affiliates. Apollo’s agreement terminated, by its terms, in October 2013, after Apollo’s share ownership fell below 5% of our issued share capital. Pursuant to the agreements, Access has and Apollo had the right to nominate individuals for appointment to the Supervisory Board if certain ownership thresholds are met. Access’ nomination rights continue for so long as it owns at least 5% of our issued share capital.

These transactions were approved by the bankruptcy court; they were not approved pursuant to the Related Party Transaction Policy, nor were they approved by our Audit Committee, as the Company became obligated before the Related Party Transaction Policy was adopted and the Audit Committee was formed.

At its November 2010 meeting, the Audit Committee approved a tax cooperation agreement with Access Industries. Pursuant to the agreement, employees of the Company may provide assistance and support to Access Industries in connection with certain tax and accounting matters related to the time period during which LyondellBasell AF S.C.A., the Company’s predecessor, was wholly owned by certain affiliates of Access Industries. Pursuant to the cooperation agreement, we charge Access Industries for these services on a time and materials basis. No amounts were charged under the agreement in 2013. The agreement terminates December 31, 2014.

On an ongoing basis and in the ordinary course of business, the Company makes spot purchases of natural gas liquids (“NGLs”), raw materials used by the Company in production, from Anadarko Petroleum at market prices. Robert G. Gwin, a member of our Supervisory Board, serves as Chief Financial Officer of Anadarko Petroleum. In July 2011, the disinterested members of the Audit Committee approved the Company making spot purchases from Anadarko as it deems appropriate. The determination was based on the fact the transactions were on terms no less favorable than those which could be obtained from non-related parties. The Company purchased $4.7 million of NGLs from a subsidiary of Anadarko Petroleum in 2013. The Audit Committee considered whether such purchases would affect Mr. Gwin’s independence. The Company does not believe that Mr. Gwin’s position at Anadarko gives rise to a direct or indirect material interest in the transactions.

The Company sells a number of its products to Momentive Group and Berry Plastics in the ordinary course of business. The Company also buys and sells products from and to Taminco Global Chemical Corporation in the ordinary course of business. A majority of the common stock of each of Momentive Group, Berry Plastics and Taminco Global Chemical Corporation was held by funds affiliated with Apollo Management L.P., which owned more than 5% of the Company’s shares during 2013, but is no longer a shareholder. At its October 2011, December 2011 and February 2012 meetings, the Audit Committee authorized, respectively, ongoing sales by the Company to Momentive and Berry and purchases from and sales to Taminco, subject to certain terms and conditions, in the ordinary course of business in accordance with our Related Party Transactions Policy. The Audit Committee determined that the Momentive Group, Berry Plastics and Taminco transactions were on terms no less favorable than those which could be obtained from non-related parties. The disclosure of these transactions does not constitute an admission that Momentive Group, Berry Plastics or Taminco is or was a related party under Item 404 of Regulation S-K.

Compensation of the Members of the Supervisory Board

The members of our Supervisory Board receive both equity and cash compensation for their service on the Supervisory Board and its committees. The Supervisory Directors’ compensation is designed to provide a competitive package that will enable the Company to attract and retain highly skilled individuals with relevant experience. The equity awards granted to Supervisory Board directors are restricted stock units (“RSUs”). The equity grants are provided as a means to align the interests of our Supervisory Directors with those of shareholders, and to put a portion of their compensation at risk to the extent the Company’s market value declines. Additionally, the granting of equity compensation to directors generally is considered a best practice for U.S. companies, and all of the Company’s compensation peer groups offer equity compensation to their directors. The Company believes paying directors a portion of their compensation in equity is vital in order to remain competitive and to attract and retain the best individuals.

The Supervisory Board also believes that long-term ownership of shares is a best practice for its members. Therefore, the Company maintains Director Share Ownership Guidelines. Pursuant to these guidelines, Supervisory Directors may not sell more than 50% of the shares they receive upon vesting of their equity grants until they own a number of shares valued at three times their annual cash retainer in effect when the guidelines were adopted. Restricting sales of shares in this manner ensures that our Supervisory Directors are able to diversify their holdings if necessary for their individual circumstances but also are required to hold substantial amounts of our shares during their service on our board.

The 2013 Supervisory Board compensation program is set forth below and was approved by shareholders at the 2013 annual general meeting of shareholders. The actual amounts earned by or paid to Supervisory Directors in 2013 are in the following table entitled “Director Compensation.”

Annual Retainer
Cash RSUs	$90,000 ($120,000 for Chairman of the Board) Valued at $135,000 ($160,000 for Chairman of the Supervisory Board)
Committee Retainer
Members	$10,000 ($11,000 for Audit Committee)
Chairmen	$15,000 ($20,000 for Audit Chair)

In addition to the retainers shown above, recognizing the time and effort international travel requires, we pay members of the Supervisory Board a travel fee of $5,000 for each intercontinental trip taken in performing their board service.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)(5)
Robert G. Gwin, Chairman	137,238	152,397	2,008	291,644
Jacques Aigrain	112,548	135,000	2,008	249,556
Jagjeet S. Bindra	131,548	135,000	2,008	268,556
Robin Buchanan	95,000	135,000	2,008	232,008
Milton Carroll	128,452	135,000	2,008	265,460
Stephen F. Cooper	110,000	135,000	2,008	247,008
Nance K. Dicciani	44,364	93,945	—	138,309
Joshua J. Harris(6)(7)	19,233	135,000	2,008	156,241
Scott Kleinman(6)(7)	91,192	135,000	2,008	228,200
Marvin O. Schlanger(7)	88,000	160,000	2,008	250,008
Bruce A. Smith	125,000	135,000	2,008	262,008
Rudy M. J. van der Meer	120,000	135,000	—	255,000

(1)	Includes retainers for services earned or paid through December 31, 2013.
(2)	Represents 2,075 restricted stock units for all directors, other than: (i) Mr. Gwin, whose amount represents 2,075 restricted stock units and an additional 246 restricted stock units he was granted when he became Chairman of the Board; (ii) Mr. Schlanger, who received 2,459 restricted stock units for his role as Chairman of the Supervisory Board until September 2013; and (iii) Ms. Dicciani, who received 1,326 restricted stock units as pro-rated payment based on her joining the Supervisory Board in September 2013. In accordance with FASB Topic ASC 718, Compensation – Stock Compensation, the grant date fair value of the awards generally is the number of shares issued times the market value of our shares on that date. See Note 17 to our Consolidated Financial Statement included in our Form 10-K for the year ended December 31, 2013 for a description accounting for equity-based compensation.
(3)	The aggregate number of stock awards outstanding at fiscal year-end includes:

Class I Directors:
Jagjeet S. Bindra	8,323
Milton Carroll	8,323
Rudy M. J. van der Meer	8,323
Class II Directors:
Robert G. Gwin, Chairman	5,688
Robin Buchanan	5,442
Stephen F. Cooper.	5,442
Class III Directors:
Jacques Aigrain	2,075
Nance K. Dicciani.	1,326
Bruce A. Smith	2,075
Former Directors:
Joshua J. Harris	—
Scott Kleinman	—
Marvin O. Schlanger	—

(4)	Includes $2,008 of imputed income for each director other than Mr. van der Meer and Ms. Dicciani for professional services related to tax filings.
(5)	The terms of the restricted stock unit awards granted to directors entitle them to dividend equivalent payments when and if dividends are paid on the Company’s shares generally. Therefore, directors holding restricted stock units received dividend equivalent payments in 2013. The dividend equivalent payments are not included in the table above. These payments included $15,816 to Messrs. Carroll, Bindra and van der Meer; $10,054 to Messrs. Cooper and Buchanan; $4,821 to Mr. Schlanger; $9,847 to Mr. Harris; $12,685 to Mr. Kleinman; $13,930 to Mr. Smith; $8,943 to Mr. Aigrain; $10,324 to Mr. Gwin; and $1,459 to Ms. Dicciani.

(6)	Each of Messrs. Harris and Kleinman received these securities as a nominee for the sole benefit of an affiliate of Apollo. Such affiliate has all economic, pecuniary and voting rights, if any, in respect of such securities. Accordingly, Messrs. Harris and Kleinman each disclaim beneficial ownership of these securities.
(7)	Each of Messrs. Harris, Kleinman and Schlanger resigned from the Supervisory Board during 2013. Each of them was nominated to the Supervisory Board by Apollo pursuant to its Nomination Agreement. Pursuant to the Nomination Agreement, once Apollo’s share ownership fell below certain threshold levels, it caused its designated directors to resign from the Supervisory Board.

ELECTION OF SUPERVISORY BOARD DIRECTORS

The Supervisory Board currently consists of nine directors, and is divided into three classes. Directors are generally elected for three-year terms on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other classes will extend for additional periods of one and two years, as applicable. The term of office for current Class I directors expires at the Annual Meeting. The terms of office for Class II and Class III directors will expire at the 2015 and 2016 annual general meeting, respectively.

The Supervisory Board is proposing the re-election of Messrs. Bindra, Carroll and van der Meer, whose terms are expiring as of the date of the Annual Meeting and the election of Ms. Farley, as Class I directors. It also is proposing the election of Ms. Goren to serve as a Class II director and Ms. Dicciani to serve as a Class III director.

Each of the directors and director nominees listed below has served as a director of one or more public and/or international companies and on a variety of board committees. As such, each has executive management and director oversight experience in most, if not all, of the following areas which are critical to the conduct of the Company’s business, including: strategy development and implementation, risk assessment and management, financial accounting and reporting, internal controls, corporate finance, capital project evaluation, the evaluation, compensation, motivation and retention of senior executive talent, public policies as they affect global industrial corporations, compliance, corporate governance, productivity management, safety management, project management, and, in most cases, global operations. Many of the directors and director nominees also bring substantial experience and particular insights into the petrochemical and energy industries. These individuals collectively provide a range of perspectives, experiences and competencies well-suited to providing advice and counsel to management and to overseeing the Company’s business and operations.

We have provided information regarding the nationality, age, term of office on our Supervisory Board and experience within the last five years of each of the nominees for director. This information is as of March 3, 2014. Required information relating to the share ownership of our Supervisory Directors and nominees may be found in the Director Compensation Table above and under the “Director, Director Nominee and Management Share Ownership” section on page 25.

ELECTION OF SUPERVISORY BOARD DIRECTORS

(Item 1 on the Proxy Card)

The first proposal on the agenda is to elect Messrs. Bindra, Carroll and van der Meer and Ms. Farley as Class I directors until the annual meeting in 2017; Ms. Goren as a Class II director until the annual meeting in 2015; and Ms. Dicciani as a Class III director until the annual meeting in 2016.

Class I Directors

Jagjeet S. Bindra, American, 66, Class I Supervisory Director since May 2011

Director of Edison International, a generator and distributor of electric power, and its subsidiary, Southern California Edison Co., an electric utility company, since April 2010.

Director of Transocean Ltd., an offshore drilling contractor and the provider of drilling management services, since 2011.

Director of Larsen & Toubro, a technology, engineering, construction and manufacturing company, from 2009 to 2012.

Director and Deputy Chairman of Transfield Services, a global provider of operations, maintenance and asset and project management services, from 2009 to 2012.

President, Chevron Global Manufacturing, Chevron Corp.’s worldwide manufacturing division, from 2004 to 2009.

Director of Advisory Board of Hart Energy Consulting, an energy industry publisher, from 2009 to 2010.

Director of GS Caltex, a South Korean oil refiner, from 2003 to 2009.

Director of Sriya Innovations, an alternative energy firm, from 2009 to 2010.

Through his senior management experience at Chevron and his other public company board service, Mr. Bindra has expertise in nearly all areas for which the Supervisory Board seeks experienced individuals, including finance, general management, senior management, mergers and acquisitions, strategic planning, government and regulatory affairs, risk and asset management, capital markets, corporate governance and general public company oversight.

Milton Carroll, American, 63, Class I Supervisory Director since July 2010

Chairman of CenterPoint Energy, a public utility holding company, since October 2002.

Director of Halliburton, an oilfield services company, since December 2006.

Chairman of Health Care Service Corporation, a health benefits company, since 2002 and director since November 1998.

Director of Western Gas Holdings, LLC, the general partner of Western Gas Partners, LP, an owner, operator and developer of midstream energy assets, since April 2008.

Director of LRR Energy, L.P., from 2011 to January 2014.

As an experienced director of several public companies, Mr. Carroll brings with him expertise in most areas for which the Supervisory Board seeks experienced individuals, including finance, general management, senior management, mergers and acquisitions, strategic planning, government and regulatory affairs, risk and asset management, corporate governance and general public company oversight.

Claire S. Farley, American, 55, Class I Supervisory Director since February 2014

Member of KKR Management LLC, the general partner of KKR & Co. L.P., a global investment firm, since January 2013.

Managing Director of KKR Energy Group from November 2011 to January 2012.

Co - Chief Executive Officer of RPM Energy, a privately-owned oil and gas exploration and development company, from September 2010 to November 2011.

Director of FMC Technologies, Inc., a global provider of technology solutions for the energy industry, since May 2009.

Director of Samson Resources Corporation, an exploration and development company, since 2009.

Director of Encana Corporation, a North American energy provider, since April 2008.

As a former oil and gas executive and executive of oil and gas industry and transaction advisors, as well as her current public company experience, Ms. Farley brings with her knowledge and expertise in many of the areas the Supervisory Board seeks experienced individuals, including mergers and acquisitions, strategic planning, finance, general management, senior management, risk and asset management, capital markets, corporate governance and general public company oversight.

Rudy van der Meer, Dutch, 69, Class I Supervisory Director since July 2010

Chairman of the Supervisory Board of Coöperatie VGZ U.A., a health insurer, since 2011.

Supervisory Director of James Hardie Industries S.E., an industrial fibre cement products and systems manufacturer, since 2007.

Chairman of Supervisory Board of Imtech N.V., a technical services provider, from 2005 to 2013.

Chairman of Supervisory Board of Energie Beheer Nederland B.V., a Dutch state owned natural gas exploration, production, transportation and sale company, from 2006 to 2013.

Chairman of Supervisory Board of Gazelle Holding B.V., a bicycle manufacturing company, from 2005 to 2011.

Supervisory Director of ING Nederland N.V, retail banking and insurance subsidiaries, respectively, of ING Groep N.V., from 2004 to 2011.

Mr. van der Meer’s career history includes three decades at AkzoNobel, a leading global paints and coatings company and a major producer of specialty chemicals, headquartered in The Netherlands. Mr. van der Meer brings with him several of the skills and knowledge our Supervisory Board seeks, including those related to general management, senior management, mergers and acquisitions, government and regulatory affairs, risk and asset management and corporate governance and public company experience, particularly as they relate to Dutch multinational companies.

Class II Director

Isabella D. Goren, American, 53, Class II Supervisory Director since February 2014

Director of Gap Inc., a multinational apparel retail company with a portfolio of brands, since August 2011.

Senior Vice President and Chief Financial Officer of AMR Corporation, a commercial aviation company and the parent holding company of several airlines, including American Airlines, Inc., a global airline, where she also served as Senior Vice President and Chief Financial Officer, from July 2010 to December 2013.[1]

Senior Vice President of Customer Relationship Marketing of American Airlines, Inc. from 2006 to 2010.

Ms. Goren has extensive experience in executive management of capital intensive and highly competitive businesses, complex international operations and global operating strategies. She brings with her skills and expertise in financial matters, senior executive leadership, general management, strategic planning, and public company governance, all of which are skills the Supervisory Board seeks in a candidate.

1 AMR Corporation and American Airlines, Inc. successfully completed a reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2013, for which a voluntary petition was filed in November 2011.

Class III Director

Nance K. Dicciani, American, 66, Class III Supervisory Director since September 2013

Director of Halliburton, an oilfield services company, since September 2009.

Director of Praxair, an industrial gases company, since September 2008.

Director of Rockwood Holdings, a specialty chemicals and advanced materials company, since May 2008.

Ms. Dicciani’s career history includes executive roles at both Honeywell Specialty Materials and Rohm and Haas, both specialty chemical companies that give her unique insight into the operations and issues of a petrochemical company like the Company. Through her executive roles and her current roles as a director of other public companies, Ms. Dicciani brings with her expertise in financial, senior management, general management, strategic planning, risk and asset management, corporate governance and public company matters, all of which are areas of expertise the Supervisory Board looks for when choosing candidates.

The affirmative vote of a majority of the votes cast at the Annual Meeting for each individual is required to elect each of the director nominees.

Our Management Board and Supervisory Board recommend shareholders vote FOR the election of each of the named candidates.

Supervisory Directors not Standing for Election

Information, as of March 3, 2014, with respect to the Supervisory Directors who are not up for election is as follows:

Jacques Aigrain, French-Swiss, 59, Class III Supervisory Director since May 2011

Chairman of LCH Clearnet Group, Limited, a clearinghouse group, since March 2010.

Director of Lufthansa German Airlines, since September 2007.

Senior Advisor, Warburg Pincus LPP, a global private equity firm, since June 2013.

Director of The London Stock Exchange Group Plc, a diversified international stock exchange, since May 2013.

Director of WPP plc, a multinational advertising and public relations company, since May 2013.

Chief Executive Officer of SwissRe, a global reinsurance company, from 2006 to 2009.

Director of Resolution Ltd., a financial services company that acquires businesses in the insurance industry, from February 2010 to March 2013.

Director of Qatar Financial Centre Authority, the commercial arm of the Qatar Financial Centre, since April 2012.

Mr. Aigrain has extensive operational and management expertise, as well as considerable experience with international companies and board service, among other skills.

Robin Buchanan, British, 61, Class II Supervisory Director since May 2011

Chairman of Michael Page International plc, a specialist recruitment company, since December 2011 and director since August 2011.

Senior Advisor to Bain & Company, a global business consulting firm, since 2007.

Dean and then President of the London Business School, from 2007 to 2009.

Director of Schroders plc, a global asset management company, since March 2010.

Mr. Buchanan has extensive knowledge and experience relating to strategy, leadership, business management and corporate governance and extensive experience in serving on corporate boards and consulting for companies in an array of industries, including the industrial sector.

Stephen F. Cooper, American, 67, Class II Supervisory Director since July 2010

Chief Executive Officer and Director of Warner Music Group Corp., a recorded music and music publishing business, since August 2011.

Managing Partner of Cooper Investment Partners, a private equity firm specializing in underperforming companies, since July 2008.

Director of Ventech Engineers, Inc., an engineering and procurement services firm, since September 2011.

Vice Chairman and Chairman of the Restructuring Committee of LyondellBasell Industries AF S.C.A., the Company’s predecessor, from March 2009 to April 2010.

Chief Executive Officer and Vice Chairman of Metro-Goldwyn-Mayer, a privately held motion picture and theatrical production and distribution company, from August 2009 to December 2010.

Mr. Cooper has considerable experience as a financial and executive and advisor to companies facing operational and performance issues. He has substantial and expansive experience in various industries that provides him with significant expertise in all aspects of supervising management of large, complex companies.

Robert G. Gwin, American, 50, Class II Supervisory Director since May 2011

Executive Vice President, Finance and Chief Financial Officer of Anadarko Petroleum Corporation, an oil and gas exploration and production company, since March 2009.

Senior Vice President of Anadarko Petroleum from February 2008 to March 2009.

Chairman of Western Gas Holdings, LLC, the general partner of Western Gas Partners, LP, an owner, operator and developer of midstream energy assets, since October 2009 and director since August 2007.

Chairman of Western Gas Equity Holdings, LLC, the general partner of Western Gas Equity Partners, LP since November 2012.

Chief Executive Officer of Western Gas Holdings from August 2007 to January 2010.

President of Western Gas Holdings from August 2007 to September 2009.

Mr. Gwin has expansive experience relating to the oil and gas industry, finance, public company board experience and executive management expertise, among other skills.
Bruce A. Smith, American, 70, Class III Supervisory Director since July 2010

Chief Executive Officer of One Cypress Energy LLC, a petroleum products provider, since December 2011.

Chairman of Tesoro Corporation, a manufacturer and marketer of petroleum products, from 1996 to April 2010. President and Chief Executive Officer of Tesoro from 1995 – April 2010.

Director of GEVO, Inc., a renewable chemicals and advanced biofuels company, since June 2010.

Director of Ventech Engineers, Inc., an engineering and procurement services company, since January 2012.

Mr. Smith has extensive senior leadership experience in the refining and marketing industry, substantial management background in publicly traded companies and previous experience serving as a director and chairman of the audit and compensation committees of publicly traded companies.

INFORMATION ABOUT THE MANAGEMENT BOARD

The management of the Company is entrusted to the Management Board. Our Articles of Association provide that the Supervisory Board shall determine the number of members of the Management Board. The Supervisory Board has determined that the number of members of the Management Board shall be increased to six. James L. Gallogly, our Chief Executive Officer, has served as the sole member and Chairman of our Management Board since April 2010, and is serving for a term of five years.

The Supervisory Board has determined that it is in the best interest of the Company to increase the size of the Management Board to six members. The role of the additional members of the Management Board will be to assist Mr. Gallogly, as CEO and Chairman of the Management Board, with the deployment of the Company’s strategy and policies, and the achievement of its objectives and results. As managing directors, the individuals nominated for election will continue to have specific day-to-day responsibility for their respective areas of management of the Company as outlined below. However, the Management Board as a body is vested with the authority to manage the Company, which includes, among other things:

•	the setting and achievement of the Company’s objectives;

•	the Company’s strategy, its policies, and the ensuing delivery of results, the risks inherent in its business activities and the financing of the Company;

•	the structure and operation of the internal risk management and control systems;

•	the financial reporting process and the establishment and maintenance of the internal controls over financial reporting;

•	the disclosure of information on matters that may substantially influence the price of the Company’s listed securities;

•	compliance with all legislation and regulations applicable to the Company;

•	the relation between the Company and its stakeholders, including shareholders;

•	the corporate social responsibilities of the Company; and

•	the Company’s corporate structure.

The Management Board is accountable for the performance of its duties to the Supervisory Board and the shareholders. Some of its responsibilities are without prejudice to the obligations of, for example, the CEO and the CFO under applicable law and regulations, such as required certifications and affirmations of those individuals. However, the individuals elected as managing directors generally will share authority for the overall management of the Company.

The Supervisory Board believes that the addition of the five nominees named below to the Management Board will enhance the current governance of the Company by increasing the diversity of skills, experience and background of managing directors. This diversity, the Supervisory Board believes, should result not only in a more effective Management Board, but should also give each of its members greater insight to Company-wide matters and issues, which will result in their ability to more effectively carry out their individual responsibilities.

ELECTION OF MANAGING DIRECTORS

(Item 2 on the Proxy Card)

As provided in the Dutch Corporate Governance Code and set forth in our Articles of Association, other than the initial term of the initial member of the Management Board, managing directors are elected for a four-year term. The Supervisory Board is asking shareholders to elect the following nominees for a four-year term ending on the date of our annual general meeting of shareholders in 2018. Information is as of March 3, 2014.

Karyn F. Ovelmen, American, 50, Executive Vice President and Chief Financial Officer since November 2011

Ms. Ovelmen currently is responsible for the Company’s Finance and IT functions and, as Chief Financial Officer, has general oversight responsibility for all aspects of the Company’s tax, treasury, accounting and controlling functions.

Ms. Ovelmen has been EVP and CFO since November 2011. Before that, she served as Executive Vice President and Chief Financial Officer of Petroplus Holdings AG, an independent oil refiner, from May 2006 until September 2010.

Craig B. Glidden, American, 56, Executive Vice President and Chief Legal Officer since August 2009

In his current role, Mr. Glidden has responsibility for the Company’s legal affairs generally as well as the Company’s Public Affairs and Corporate Communications.

Mr. Glidden has been EVP and Chief Legal Officer since August 2009. From April 2004 to August 2009, Mr. Glidden served as Senior Vice President of Legal & Public Affairs of Chevron Phillips Chemical Co. LLC.

Bhavesh (Bob) V. Patel, American, 47, Executive Vice President, O&P – EAI and Technology since October 2013

Mr. Patel leads our olefins and polyolefins businesses and oversees the Company’s manufacturing operations in Europe, Asia and other jurisdictions outside of the Americas. He also is responsible for the Company’s Technology business, which encompasses licensing and catalyst businesses and support of our technology. Mr. Patel was the Senior Vice President of O&P – EAI and Technology from November 2010 until October 2013 when he was promoted to Executive Vice President and given responsibility for the Company’s manufacturing operations in addition to his other responsibilities.

From March 2010 until August 2011, Mr. Patel was SVP, O&P – Americas, where he was responsible for lending our olefins and polyolefins business throughout the Americas. Prior to joining the Company, Mr. Patel was General Manager of Olefins & NGL for Chevron Phillips Chemical Co. LLC from June 2009 to March 2010 and General Manager of their Asia Pacific Region from April 2008 to June 2009.

Patrick D. Quarles, American, 46, Senior Vice President, I&D since September 2009

Mr. Quarles leads the Company’s Intermediates and Derivatives business and is responsible for the global chemicals portfolio downstream of olefins production.

Before becoming the SVP of I&D, Mr. Quarles was Divisional Senior Vice President, PO & Derivatives for the Company’s predecessor from January 2009 until September 2009.

Timothy D. Roberts, American, 52, Executive Vice President, O&P – Americas since October 2013

Mr. Roberts leads our olefins and polyolefins businesses throughout the Americas. Mr. Roberts was Senior Vice President, O&P Americas from June 2011 until September 2013 when he was promoted to Executive Vice President and given responsibility for the Company’s manufacturing operations in the Americas in addition to his other responsibilities.

From February 2011 until May 2011, Mr. Roberts served as Vice President of Strategic and Corporate Planning for Chevron Phillips Chemical Co. LLC. Before that, he served as Chief Executive Officer of Americas Styrenics LLC from May 2008 until January 2011.

Information about these individuals’ share ownership can be found in the “Director, Director Nominee and Management Share Ownership” section on page 25.

The Dutch Corporate Governance Code recommends that the main elements of contracts of employment of all members of and nominees for election to the Management Board be described for shareholders. Additionally, the Code recommends that the Supervisory Board report its compensation policy, as adopted by the general meeting, for managing directors and also report detailed information about the components of managing directors’ compensation. SEC rules, on the other hand, require us to disclose compensation information for our “named executive officers” and to file with the SEC employment agreements with those individuals. For SEC purposes, “named executive officers” include the CEO, the CFO and the next three most highly paid executives. Under SEC rules, we also ask shareholders to approve our executive compensation in an advisory vote.

Members of the Management Board do not and will not receive additional compensation as managing directors. The compensation decisions for these individuals are made on the basis of their roles as executive officers.

Our compliance with SEC requirements has satisfied the recommendations of the Code because the policies with respect to, and the specific components of, the compensation of Mr. Gallogly as a member of the Management Board and as CEO have been fully described in the “Compensation Discussion & Analysis” in our proxy statements. However, it is possible that in future years, the members of the Management Board for whom the Code recommends disclosures will not be the same individuals that are “named executive officers” for SEC required disclosure purposes. As a general rule, the policies and decisions made with respect to named executives are the same as those for all other executive officers. Therefore, we intend to include in our “Compensation Discussion & Analysis” a broader discussion of compensation matters to ensure that both the SEC requirements and the Code recommendations have been satisfied.

Mr. Quarles is currently the only individual whose terms of employment and compensation has not been, and is not in this proxy statement, described. Mr. Quarles is not party to a contract of employment with the Company. Mr. Quarles generally is entitled to participate in all compensation plans and benefits available to executive officers generally, which includes a base salary; an annual incentive bonus paid in cash; a medium-term incentive payment paid after a three-year performance period paid in shares of the Company; and equity awards including restricted stock units and stock options. In the event of termination, Mr. Quarles is eligible for severance benefits under the Company’s severance policy for employees generally, which would, depending on the circumstances of his termination, pay out at two weeks of base pay for every year of service (currently, 48 weeks) and provide him with 18 months of subsidized health and welfare benefits and outplacement assistance, subject to executing a release in favor of the Company.

Additional information about the compensation of Mr. Gallogly as CEO and the sole member of the Management Board and Messrs. Glidden, Patel and Roberts and Ms. Ovelmen as named executive officers and nominees to the Management Board can be found in our description of executive compensation in “Compensation Discussion & Analysis” on page 27 of this proxy statement.

The affirmative vote of a majority of the votes cast at the Annual Meeting for each individual is required to elect each of the managing director nominees.

Our Supervisory Board recommends shareholders vote FOR the election of each of the named candidates.

As discussed above, Mr. Gallogly currently serves as the sole member and the Chairman of the Management Board and his term expires in 2015. Information with respect to Mr. Gallogly’s nationality, age, term of office and background as of March 3, 2014 is shown below.

James L. Gallogly, American, 61, Chief Executive Officer since May 2009 and Chairman of the Management Board since May 2010

Mr. Gallogly is responsible for the overall management of the Company, the deployment of its strategy and policies, and the achievement of its objectives and results.

Before joining the Company, Mr. Gallogly was Executive Vice President of Exploration and Production of ConocoPhillips from October 2008 to May 2009. Prior to that, he served as Executive Vice President of Refining, Marketing & Transportation at ConocoPhillips from April 1, 2006 to October 2008.

DIRECTOR, DIRECTOR NOMINEE AND MANAGEMENT SHARE OWNERSHIP

Under SEC rules, we are required to include, in tabular format, information relating to the beneficial ownership of our shares by each (i) director, (ii) director nominee, and (iii) executive officer named in the Summary Compensation Table on page 50. We also are required to include information with respect to all of these individuals, and all other executive officers, as a group. For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of March 3, 2014.

Our directors, director nominees and executive officers, individually and in the aggregate, beneficially own less than 1% of our outstanding shares as of March 3, 2014.

Ordinary Share Ownership Table

Name	Ordinary Shares Owned
Jacques Aigrain	2,793
Jagjeet S. Bindra(1)	9,800
Robin Buchanan	20,453
Milton Carroll	5,541
Stephen F. Cooper	8,422
Nance K. Dicciani	2,536
Claire S. Farley	—
Robert G. Gwin	2,524
Isabella D. Goren	—
Bruce A. Smith	15,802
Rudy M.J. van der Meer	2,749
James L. Gallogly(2)	3,946,137
Karyn F. Ovelmen(2)	76,246
Craig B. Glidden(2)	128,884
Timothy D. Roberts(2)	18,277
Bhavesh V. (Bob) Patel(2)	63,240
All directors, nominees and executive officers as a group (26 persons)(2)(3)	4,754,305

(1)	Includes 9,200 shares owned by the Bindra Family Revocable Trust. Mr. Bindra disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(2)	Includes beneficial ownership of shares that may be acquired upon exercise of options within 60 days of March 3, 2014 and shares that are issuable under restricted stock units within 60 days of March 3, 2014. For Mr. Gallogly, the numbers presented include 2,883,412 stock options. The numbers presented for Ms. Ovelmen include 75,717 stock options; the numbers for Mr. Glidden include 118,888 stock options and 6,049 restricted stock units; the numbers for Mr. Roberts include 12,637 stock options; and the numbers for Mr. Patel include 58,532 stock options and 2,978 restricted stock units. The numbers for all directors, nominees and executive officers as a group include 3,522,003 stock options and 22,499 restricted stock units.
(3)	Patrick D. Quarles is one of the executive officers included in the 26 persons disclosed. His information is not separately disclosed in the table above, as SEC rules require separate disclosure only for “named executive officers” as that term is defined by the SEC. Mr. Quarles is, however, a nominee to the Management Board, and under Dutch requirements, we must separately disclose his equity interests in the Company. Mr. Quarles owns an aggregate of 66,818 ordinary shares, including 3,060 shares issuable under restricted stock units and 60,144 stock options that vest or are exercisable, respectively, within 60 days of March 3, 2014.

PERSONS OWNING MORE THAN 5% OF LYONDELLBASELL SHARES

The table below shows information for shareholders known to us to beneficially own more than 5% of our ordinary shares, based on their filings with the SEC through February 14, 2014.

	Shares Beneficially Owned
Name and Address	Number	Percentage(1)
Certain affiliates of Access Industries, LLC(2)	80,443,366	14.8%
730 Fifth Ave., 20th Floor New York, NY 10019
FMR LLC (3)	31,679,837	5.8%
82 Devonshire Street Boston, MA 02109

(1)	All percentages are based on 542,974,679 shares outstanding as of March 3, 2014.
(2)	Access Industries is a privately-held U.S. industrial group which controls directly or indirectly AI International Chemicals S.à r.l. and certain other entities that are recordholders of our outstanding ordinary shares (collectively, the “Access Recordholders”). Len Blavatnik controls Access Industries and may be deemed to beneficially own the shares held by one or more of the Access Recordholders. Access Industries and each of its affiliated entities and the officers, partners, members and managers thereof (including, without limitation, Mr. Blavatnik), other than the applicable Access Recordholder, disclaim beneficial ownership of any ordinary shares owned by the Access Recordholders.
(3)	Information is based on a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC (“FMR”) and Edward C. Johnson 3d (“Johnson”) reporting beneficial ownership of the Company’s stock as of December 31, 2013, on behalf of its direct and indirect subsidiaries including Fidelity Management & Research Company, Strategic Advisers, Inc., Fidelity SelectCo, LLC, Fidelity Management Trust Company, Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company, Crosby Advisors LLC and FIL Limited.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Supervisory Directors, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the NYSE. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file.

Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2013, our Supervisory Directors, executive officers and greater than 10% shareholders timely filed all reports they were required to file under Section 16(a) other than two separate transactions by Mr. Gallogly that were filed one business day and three business days late, respectively, due solely to an inadvertent administrative error by the person responsible for filing the reports.

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

LyondellBasell’s compensation philosophy is set by the Compensation Committee. Our philosophy, which has remained constant over the last three years, is to align each executive’s compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives we believe will attract, motivate and retain key executives who are necessary to LyondellBasell’s long-term success.

2013 Performance Overview

The graph below shows our cumulative total shareholder return from April 30, 2010, the first date on which our shares were publicly traded, to December 31, 2013. The comparison assumes $100 was invested on April 30, 2010 in LyondellBasell shares, in the S&P 500 Index and in the S&P 500 Chemical Index and that all dividends were reinvested.

		Six Months Ending
	4/30/10	6/30/10	12/31/10	6/30/11	12/31/11	6/30/12	12/31/12	6/30/13	12/31/13
LyondellBasell Industries N.V.	$100.00	$72.42	$154.26	$173.13	$168.22	$211.83	$321.94	$379.02	$465.95
S&P 500 Index	$100.00	$87.20	$107.49	$113.96	$109.76	$120.17	$127.32	$144.92	$168.56
S&P 500 Chemicals Index	$100.00	$83.42	$117.58	$128.20	$116.10	$132.96	$143.51	$155.27	$189.15

The highlights of our performance in the metrics we use to judge our performance, which include health, safety and environmental matters, business performance and cost controls, are shown below. Our success in achieving the performance metrics shown below has directly benefitted our shareholders and all our stakeholders generally. By ensuring safe and reliable operations, our manufacturing facilities were able to perform above industry averages and at times when product margins were favorable. Our constant focus on improving our operations and doing so in a cost-effective manner resulted in substantial cash to the Company, which we distributed to shareholders in the form of increased dividend payments and share repurchases. In 2013, dividend and share repurchase payments totaled $3.1 billion.

Health, Safety and Environmental Performance

•    Achieved top decile performance for recordable incident rate for the second year in a row.

•    Environmental incidents fell for the third consecutive year, with 2013 representing a 9% improvement over 2012.

•    Had a slight increase in process safety incidents, with 2013 results in second decile as compared to industry.

EBITDA*

•    Delivered third consecutive year of record EBITDA.

•    2013 Company EBITDA of $6.3 billion represents an increase of 8% over 2012 record results.

•    Outperformance of peers in nearly all of the Company’s business segments, showing strong relative performance in addition to absolute performance.

*  EBITDA is a non-GAAP measure. We calculate EBITDA, as used for financial reporting purposes and compensation purposes as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization.

Costs

•    Have held costs flat for third consecutive year.

•    Cost-cutting measures have outpaced inflation.

•    Executed on plans to continuously rationalize organization, improve efficiencies of individual plants, and allocate resources in most profitable manner.

Elements of Executive Compensation

In addition to base salaries, our 2013 compensation program for executives includes an annual incentive award, a three-year performance based incentive award and equity grants. The following description gives an overview of the compensation programs generally. The actual awards granted to, and payments earned by, our named executive officers are described under the “ – Compensation of Named Executive Officers in 2013,” beginning on page 31.

Our annual cash bonus (which we call our “short-term incentive program” or “STI”) is earned based on our absolute and relative performance to peers in the metrics shown below. Our three-year performance based incentive awards (called the “medium-term incentive program” or “MTI”) is earned based on our relative performance to peers as shown below. Awards earned under the MTI currently are paid in cash; however, beginning with the 2012 grant to executives, the awards will be paid, if earned, in shares of the Company. As a result, the MTI amounts executives earned as of year-end 2013 that are reported in this proxy statement are cash awards, but grants in 2012 and 2013, and their corresponding payouts beginning in 2015, will be reported as equity compensation.

These incentive compensation components deliver value to our executives based on the Company’s performance against our strategic goals and operating plans, our performance against our peers, and our performance in light of industry and economic conditions. Shown below is a summary of the 2013 executive compensation programs available to executives generally.

STI – Annual Cash Bonus

•    Executives can earn from 0 – 300% of their targeted bonus, depending on results, measured by:

•    Company HSE, EBITDA and Cost performance, measured against Company goals and plans and as compared to peers

•    Business Unit or Staff performance

•    Individual performance

MTI – Three-Year Performance Incentive

•    Executives can earn from 0 – 200% of the targeted payout, depending on Company performance after a three-year period, relative to peers, measured by:

•    Return on Assets (67%); and

•    Costs (33%)

•    Amounts earned in 2013 for the 2011-2013 performance period and are paid in cash

•    Amounts earned (if any) for the 2013-2015 performance period will be paid in shares

LTI – Equity Awards
• Stock Options – vest ratably over three-year period • Restricted Stock Units – cliff vest after five years

Our programs are designed to offer executives a higher proportion of incentive compensation as compared to the fixed amounts received through base salaries. We believe a higher percentage of total targeted compensation should be incentive-based because it helps drive a high performing culture. Putting a high percentage of the executive’s compensation at risk ensures that they focus on meeting our strategic goals and operating plans. Additionally, it ensures that we only pay when performance is achieved. Below, we show the percentages of our named executives’ 2013 targeted cash compensation that came from base salary, annual cash bonus and MTI.

CEO 2013 Target Cash Compensation	All Other Named Executives’ 2013 Target Cash Compensation

Executives that were employed by the Company when our shares first became publicly traded in 2010 received “front-end loaded” grants of stock options and restricted stock units in that year (Mr. Gallogly’s 2010 grant included restricted stock as opposed to restricted stock units). The grants were designed to retain the executives over a five-year period and to give them the ability to share in the success of the Company over that period, if achieved. Of our named executive officers, Mr. Gallogly, Mr. Glidden and Mr. Patel received these grants in 2010. As a result, they have not received annual grants of stock options and restricted stock units since that time. Ms. Ovelmen and Mr. Roberts both joined the Company in 2011 and have received annual grants of both stock options and restricted stock units.

Beginning in 2012, we replaced grants to executive officers that otherwise would have been made under the cash-based MTI program with qualified performance awards, which are equity-based awards whose shares are issued under the Company’s 2012 Amended and Restated Long Term Incentive Plan, our equity compensation plan approved by shareholders. Those awards, if earned, are paid in shares and are considered equity compensation. Each of our named executives has received a three-year performance, share-based, award in 2012 and 2013.

Given the Company’s performance since 2010, the realized and realizable pay of our named executive officers as a result of their equity grants has been significant. Realized and realizable pay are terms that refer generally to (i) actual amounts received by individuals through equity compensation awards based on the price of shares at the time of exercise or vesting and (ii) amounts that may be received through equity compensation awards based on the changes in a company’s share price since the date of grant.

The amounts our named executives have actually received based on the exercise or vesting of equity compensation awards, their “realized compensation,” are shown in the “Option Exercises and Stock Vested” table on page 53. The value of awards not yet exercised or vested has increased substantially since the original dates of grant. A substantial portion of our executives’ overall possible compensation is based on the performance of our share price through stock option and RSU grants. We grant these equity awards as a retention tool and also to align our executives’ interests with the interests of our shareholders.

Recent Changes to Compensation Practices

The Compensation Committee has taken steps over the last few years to ensure that our compensation programs are appropriate for our Company and its structure, and consistently reviews those programs to ensure we are implementing practices that adequately balance risks and rewards. Consistent with these reviews, the Compensation Committee has taken the following recent actions:

Action	Reasons for Change
Adopted Claw-Back Policy	The SEC has yet to adopt final rules with respect to claw-backs, as required under Dodd-Frank. The Committee determined that it was appropriate to adopt a Company policy rather than wait until final regulations are adopted. The Company’s claw-back policy applies to all executives and generally allows for the Company to recoup any amounts paid pursuant to awards granted after the adoption of the policy to executives if there was misconduct on the part of the executive that led to a higher payment to that executive than otherwise would have been made.

Changed Peer Group Composition	As disclosed further under “Administration of Compensation Programs – Benchmarking,” the Committee determined to replace five of the existing peer group companies to ensure that the companies comprising the peer group are truly representative of companies that the Company competes with for talent, and represent a true comparison for our size and complexity. These changes generally are effective for 2014 executive compensation decisions.

Changed the MTI/LTI Award Structure	In 2012, the Committee changed the MTI awards such that executives receive Company shares issued under our shareholder approved 2012 Amended and Restated Long Term Incentive Plan instead of any cash payment otherwise payable under the cash-based awards under the MTI program. As the Committee continues to review the Company’s equity awards, and prepares for new, annual grants to begin to be made for individuals that received “front-end loaded” grants in 2010, it decided that the total basket of equity awards made to executives beginning in

2014 (for those that are eligible) will be divided between stock options, restricted stock units (“RSUs”) and performance share units (“PSUs”). Additionally, the Committee determined that RSUs under the new program will vest after three-years, as opposed to the five-year vesting performance period for previously granted RSUs. The PSUs under the new program are the same awards as the share-based awards previously granted to executives in place of cash-based MTI awards, including a three-year performance period and metrics of Return on Assets and Costs. The allocation of equity awards for executives beginning in 2014 will be: 50% PSUs; 25% stock options; and 25% RSUs.

Entered into New Agreement with CEO	The initial term of Mr. Gallogly’s current employment agreement expires on April 30, 2015. The compensation arrangements included in that agreement that were intended to ensure retention of Mr. Gallogly either have fully vested, or will vest in May 2014. The Committee determined it was in the Company’s best interests to negotiate a new agreement with Mr. Gallogly to provide for the terms and conditions of his employment and compensation after May 2014.

Consideration of the Company’s 2013 Shareholder Vote on Executive Compensation

At our May 2013 annual general meeting, our shareholders voted to approve our fiscal 2012 executive compensation program. Approximately 97% of the votes cast at the meeting supported the measure. In light of the strong support, the Compensation Committee concluded that no specific revisions were necessary to our executive officer compensation programs other than those changes it decided to make that are noted above.

The Company values the insights we gain through dialogue with our investors, and will continue to consider shareholder views about our core principles and objectives when determining executive compensation.

Compensation Philosophy

Our overriding philosophy with respect to compensation is to pay for performance. More specifically, our compensation is designed to:

•	Support a high performing culture that attracts and retains highly qualified executive talent;

•	Tie annual incentives to the achievement of measurable Company objectives on both an absolute basis, and relative to the industry and peers, as well as individual performance objectives; and

•	Align executives’ incentives with the creation of shareholder value through both short and long-term incentive plans.

One of the fundamental elements of our compensation programs is to target compensation at the median of our peers. Another is to reward employees for differential performance. By setting target compensation at the median, but offering the potential for substantial upside to the extent the Company, an individual business unit or function, or an individual employee is able to differentiate performance as compared to peers, we are able to attract and retain those individuals that support a high performing culture.

Compensation of Named Executive Officers in 2013

This Compensation Discussion & Analysis, or CD&A, describes our compensation practices and decisions with respect to our named executive officers. In 2013, the individuals that constitute named executives included:

•	James L. Gallogly, Chief Executive Officer and sole member and Chairman of the Management Board;

•	Karyn F. Ovelmen, Executive Vice President and Chief Financial Officer;

•	Craig B. Glidden, Executive Vice President and Chief Legal Officer;

•	Bhavesh (Bob) V. Patel, Executive Vice President – O&P – EAI and Technology; and

•	Timothy D. Roberts, Executive Vice President – O&P – Americas.

Our 2013 executive compensation program consisted of four principal components:

•	Base salary;

•	Annual cash incentive compensation;

•	Three-year incentive compensation; and

•	Equity-based incentive compensation.

The following highlights the Compensation Committee’s decisions for our named executive officers in 2013. These decisions were made with the advice of the Committee’s independent consultant, Frederic W. Cook & Co. and with input by our CEO with respect to the other named executives. For more information about the executive compensation decision making process, see “Administration of Compensation Programs,” below. Details about the 2013 compensation of the named executives, and the factors that were considered in making the decisions, can be found in “Evaluation of 2013 Performance for Compensation Decisions” as well as the “Executive Compensation Tables” section beginning on page 49.

CEO Compensation

•	At the request of the CEO, there was no increase to his base salary, which remained at $1.5 million for 2013;

•	The earned percentage of Mr. Gallogly’s annual cash bonus was 200% of target, resulting in a payment of $3.0 million;

•	The earned percentage of his target of the three-year cash incentive award with the performance period ending at year end 2013 was 175%, paying out at $2.625 million; and

•	Mr. Gallogly was granted a three-year, performance based equity award with a performance period ending at year-end 2015, valued at $1.5 million as of the date of grant.

In 2013, a total of 83% of our CEO’s compensation was tied to Company performance. The factors that went into the decisions for his compensation are set forth under “Evaluation of 2013 Performance for Compensation Decisions,” beginning on page 36.

Other Named Executive Officers

The following shows the other named executive officers’ compensation paid or earned in 2013. The amounts shown for the MTI grant are at target.

Ovelmen	Glidden

• Base salary of $740 thousand • STI payment of $928 thousand • MTI cash payment of $429 thousand • MTI grant valued at $433 thousand • LTI grants valued at $1.3 million	• Base salary of $634 thousand • STI payment of $1.042 million • MTI cash payment of $536 thousand • MTI grant valued at $340 thousand

Patel	Roberts

• Base salary of $562 thousand • STI payment of $889 thousand • MTI cash payment of $233 thousand • MTI grant valued at $160 thousand	• Base salary of $518 thousand • STI payment of $723 thousand • MTI cash payment of $276 thousand • MTI grant valued at $166 thousand • LTI grants valued at $546 thousand

Overall, in 2013, an aggregate of 77% of the targeted compensation awarded to or earned by our named executive officers other than Mr. Gallogly was tied to Company performance. This includes stock options and restricted stock units granted to Ms. Ovelmen and Mr. Roberts, as the ultimate value of those equity awards, if any, is dependent on the Company’s share price when they become exercisable or vest.

Administration of Compensation Programs

The following provides an overview of the responsibilities of the different parties in the administration of the Company’s executive compensation programs. It also highlights certain practices used by the Company and the Compensation Committee in making compensation decisions.

Compensation Committee

•	Determines program principles and philosophies

•	Approves incentive design, performance metrics and goals

•	Determines compensation for all executive officers, including the CEO and the other named executives

•	Approves the structure for delivering compensation opportunities, including forms of awards and terms and conditions as well as performance measures of awards

•	Considers all other arrangements, policies and practices related to our executive compensation programs

Cook & Co. (Independent Committee Consultant)

•	Provides advice, research and analytical services on subjects such as trends in executive compensations, executive compensation program design and peer group benchmarking

•	Performs any other work as requested by the Committee

•	Participates in Committee meetings

•	Provides no other services to the Company, other than periodic advice and research on director compensation

Management

•	Our CEO provides input to the Committee on the strategy, design and performance under incentive programs

•	The CEO provides a self-assessment and performance evaluations and assessments of all of the named executive officers

•

The CEO and the Senior Vice President - Strategic Planning & Transactions provide the Committee with analyses of Company performance as compared to peers, including industry and Company specific information necessary for relative performance evaluations

•	The Senior Vice President - Human Resources provides calculations, comparator group data and general recommendations for pay practice and plan design recommendations generally

In addition to services related to executive compensation, Cook & Co. also provides the Nominating & Governance Committee, when requested, with information and advice regarding the compensation of the members of the Supervisory Board. Cook & Co. has no other business relationships with the Company and members of the Supervisory Board. The Compensation Committee adopted a written policy in 2011 to ensure the independence of any compensation consultants it uses for executive compensation matters. The Compensation

Committee has considered the independence of Cook & Co. in light of SEC rules and New York Stock Exchange listing standards. In connection with this process, the Compensation Committee has reviewed, among other items, a letter from Cook & Co. addressing the independence of Cook & Co. and the members of the consulting team serving the Compensation Committee, including the following factors: (i) other services provided to us by Cook & Co., (ii) fees paid by us as a percentage of Cook & Co.’s total revenue, (iii) policies or procedures of Cook & Co. that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the Compensation Committee, (v) any Company stock owned by the senior advisor or any member of his immediate family, and (vi) any business or personal relationships between our executive officers and the senior advisor. The Compensation Committee discussed these considerations and concluded that the work performed by Cook & Co. and its senior advisor involved in the engagement did not raise any conflict of interest.

Benchmarking

The Company and the Compensation Committee use a national, general industry survey (the Towers Watson Executive Compensation Survey Report – U.S. (the “Towers Survey”)) for general compensation related data. An analysis of the information included in the Towers Survey establishes market levels of compensation for the positions of named executive officers based on the revenue size of the company and the individual’s responsibilities within the organization.

In addition to the Towers Survey, in 2011 the Compensation Committee developed, with the assistance of management and Cook & Co., an executive compensation peer group comprised of 14 publicly traded similarly sized companies (“Executive Peer Group”). The Executive Peer Group serves as a supplemental reference point for executive compensation data.

The Executive Peer Group primarily is used for comparing executive compensation programs and practices generally and benchmarking the Company’s equity compensation plans and programs. The use of the Executive Peer Group allows the Compensation Committee to compare current pay and practices to those companies with which we compete for talent, customers and investor capital.

The table below shows the companies included in our Executive Peer Group until September 2013, when the peer group was changed. The change in the peer group did not affect named executives’ 2013 compensation, other than the increases in pay for Messrs. Patel and Roberts in connection with their promotions, as described under “Evaluation of 2013 Performance for Compensation Decisions – Base Salaries” on page 36.

2013 Executive Peer Group
• Air Products and Chemicals	• Dow Chemical	• Monsanto
• Alcoa	• DuPont	• PPG Industries
• Archer Daniels Midland	• Hess Corporation	• Praxair
• Bunge Limited	• International Paper	• Tesoro
	• Marathon Petroleum	• Valero Energy

The selection process for the Executive Peer Group includes identifying companies in the chemical and oil industries with similar revenues and market capitalization as the Company. Additionally, companies in related industries with similar worldwide operations, cyclicality, cost structures and business models are identified. Companies with these characteristics are chosen because the Compensation Committee believes that it is appropriate to compare our executives’ compensation with executives that have similar responsibilities and challenges at other companies.

In September 2013, management, with the input of Cook & Co., provided a comprehensive review of the Executive Peer Group that resulted in the recommendation to replace five of the fourteen companies previously used. The recommendations were based on the fact that the Company, given its growth over the last three years, has outgrown several of its peers. Also, there was a desire to concentrate less on pure refining companies, which give too much weight to our refining operations. Finally, the Company reviewed peer companies that proxy advisory firms are using for their compensation analyses. Based on a review of companies’ revenues and enterprise value, as well as peer companies of our peer group companies, the Committee determined to remove and add the following companies from its Executive Peer Group:

Peer Companies Removed	Peer Companies Added
+ Archer Daniels Midland	– 3M
+ Bunge Limited	– Honeywell
+ Tesoro	– Johnson Controls
+ Hess Corporation	– Caterpillar
+ Marathon Petroleum	– Phillips 66

Pre-established Performance Goals

Before considering the performance metrics and the targets and goals within those metrics discussed below, the Compensation Committee considers whether certain pre-established performance goals were met. The pre-established performance goals provide that no executive officer may receive payout of any annual cash bonus or qualified performance award granted in 2013 unless the Company achieves positive EBITDA in at least one calendar quarter that commences on or after the grant date of the award (and during the performance cycle). If this performance goal is achieved, the Committee may determine that payouts have been earned under each of the STI and the MTI at the maximum amounts payable under each such award, subject to any reductions of the maximum payout, as discussed below.

Performance Metrics and Targets

We use performance metrics for our STI and our MTI. The metrics used are those that we believe will produce the most benefit to shareholders generally if we are successful in achieving targets within those metrics. Additionally, we use metrics, goals and targets that are objectively measurable, which allows us greater ability to gauge performance.

Our performance can be significantly affected, both positively and negatively, by industry-wide factors or general economic conditions over which our executives may have little control. Therefore, we have set targets and goals within our different metrics that require high performance, but are not formulaic. The metrics and the considerations considered within those metrics are described below.

STI Metrics

HSE Performance: Continuously improving performance in all aspects of health, safety and environmental industry measures. Ensures the safety of our people and the integrity of our assets, which increases our bottom line.

EBITDA: Meeting or exceeding our forecasted EBITDA with references to market conditions and competitive performance drives executives to continuously seek ways to improve their businesses and ensure all decisions are made in a manner designed to increase financial performance.

Costs: Ensuring normalized fixed costs are always flat to falling means that we operate efficiently, always looking for ways to rationalize our operations and otherwise ensure profitability.
MTI Metrics

Return on Assets: Defined as operating EBITDA/operating assets, evaluating the change in our Return on Assets from the beginning of the three-year performance period to the end of the performance period as compared to peers gives an indication as to how efficiently the Company has used its assets to generate revenue, as compared to its peers.

Costs: Measuring the Company’s ability to control costs as compared to its peers over a three-year period gives the Compensation Committee a means to judge the Company’s discipline over a cycle.

Our Compensation Committee judges performance based on an analysis of all relevant considerations, which we believe provides a more meaningful determination of actual performance. We do not believe that using solely formulaic targets allows the Committee to adequately take into account all of the factors that may affect the Company’s performance, both negatively and positively and ensure we truly pay for performance.

Evaluation of 2013 Performance for Compensation Decisions

Base Salaries - We pay base salaries to our named executives to provide them with sufficient, regularly paid income for performing day-to-day responsibilities. As executives assume more responsibilities within the Company, a smaller percentage of their total potential compensation will be from base salary.

Each of our named executive officers other than Mr. Gallogly received a 2013 merit increase, effective April 1, 2013. Mr. Gallogly requested that his base salary remain the same as in prior years.

The 2013 annual merit increases for Ms. Ovelmen and Messrs. Glidden, Patel and Roberts were 3.5%, 3.5%, 5% and 5%, respectively. The Company’s average targeted merit increase for employees generally was 3.5% in 2013. Actual merit increases are evaluated based on individuals’ personal performance rating used for STI purposes and calibrated based on where their base salaries falls in relation to the median for their positions. As a result, to the extent a named executive’s base salary is higher than the market median salary for his position, he may receive a lower merit increase than similarly performing peers, given our attempt to pay at the median of market.

Each of Mr. Patel and Mr. Roberts was promoted, effective October 1, 2013, from Senior Vice President to Executive Vice President. These promotions were in recognition of their significant contributions to the Company’s performance and achievements relating to its strategic and operational goals. Additionally, each of Messrs. Patel and Roberts were given direct supervisory authority for all manufacturing operations in their respective geographic areas of responsibility. The Compensation Committee believes that these promotions and the increased level of responsibility is an important part of the Company’s overall executive succession planning.

In connection with the promotions, Mr. Patel and Mr. Roberts each were given a raise. Mr. Patel was given a base salary increase of 7.5%, raising his base salary to $600,000. Mr. Roberts was given a base salary increase of 20%, increasing his base salary to $600,000. These amounts were chosen for each executive to reflect their increased responsibilities in managing their respective operations and was based on internal equity among our executives and benchmarking data for executives in their positions. Using the Executive Peer Group as revised in 2013, these increases result in each of Messrs. Patel and Roberts’ increased base salaries representing the median base salaries for similarly situated executives at the new Executive Peer Group.

Annual Bonuses (“STI”) - Annual cash bonus awards are earned for achieving the Company’s goals that are measurable over the current fiscal year.

Our named executives’ bonuses are targeted at a percentage of base salary. The target percentages were determined based on the targeted amounts deemed necessary to recruit those individuals when they joined the Company, with the Company’s aim to use targets at around the 50th percentile for similar positions at other companies.

Upon satisfaction of the pre-established performance goals described above, actual payments earned under the STI can range from zero to 300% of the targeted payout. The actual payments earned are based on achievement of goals under the Company performance metrics and personal performance. Mr. Gallogly, however, is limited to an STI payment of 200% of his annual base salary pursuant to the terms of his current employment agreement. Structuring the bonuses to allow for payment of a multiple percentage of target supports our philosophy of targeting compensation at the median, but offering the possibility of increased actual pay if performance is achieved.

For 2013, bonus targets and maximum bonus payouts, each as a percentage of base salary, for the named executive officers are shown below.

Named Executive	Target Bonus	Maximum Bonus
	(as a percentage of base salary)
Mr. Gallogly	100%	200%
Ms. Ovelmen	75%	225%
Mr. Glidden	80%	240%
Mr. Patel	80%	240%
Mr. Roberts	75%	225%

The 2013 bonuses for our named executive officers are based on three components:

•	Company Scorecard;

•	Award Units ratings; and

•	Individual performance ratings.

The calculation of the components to determine the total percentage of the targeted bonus that can be earned is as follows:

Company Scorecard – The following shows the calculation of the 2013 Company Scorecard:

The Compensation Committee reviewed the Company’s performance for each of HSE Performance, EBITDA and Costs, and made the determinations described below, resulting in a Company Scorecard Result of 155% of the total targeted earned payout.

HSE Performance

The Compensation Committee reviewed the Company’s performance in achieving health, safety and environmental excellence. Specifically, it looked for continuous improvement, as well as where the Company’s performance currently lies as compared to peers and the industry. Finally, the Committee considered the severity of any incidents and the Company and management’s overall ability to train and emphasize the importance of these matters to all of its constituents, as shown not only by the actual results, but also key internal measurements such as results of HSE audits in the Company. The tables below show the Company’s progress in and achievement of providing safe and environmentally sound operations. Considering the continued performance, which is already considered top decile as compared to peers and the industry, the Committee determined to pay 140% of the target for HSE performance.

TRIR*	Environmental Incidents*	Process Safety Incidents*

*	The tables show the Company’s metrics using 2011’s results as the baseline. TRIR is “total recordable incident rate, and is a measure of recordable events per 200,000 work hours. Environmental incidents include releases or discharges in excess of permitted or authorized amounts. Process safety incidents include any fire, explosion or loss of primary containment such as an unintended release or spill above a threshold amount.

Business Performance (EBITDA)

The Company’s business results in 2013 were outstanding, delivering the third consecutive year of record EBITDA, as shown in the table below.

The Compensation Committee considered the continued improvement in performance of the Company, but also economic conditions and the performance of the industry as a whole. The Committee recognized that the Company continued to benefit from the lower natural gas and natural gas liquids costs, which allowed lower costs for ethylene production in the U.S. However, even with this advantage, much of the Company’s success was due to the Company’s high operating rates and reliability of its facilities which, at times during 2013, ran at above nameplate. The Committee also considered the improved performance in our European olefins and polyolefins business as a result of running manufacturing facilities using less expensive raw materials and the continued execution of gap closure plans to improve performance. With respect to other businesses, the Committee considered the revenue enhancements and cost reductions in our intermediates and derivatives business that allowed it to outperform its peers. The Committee also considered the Refining segments results in 2013 as compared to peers, and how it performed relative to similarly situated Gulf Coast refiners. Considerations relating to the Refining segment included high costs related to biofuel requirements and weak worldwide market crack spreads. Taking into account the different drivers that affected our businesses, and our performance that, overall, was stronger than our relevant peers, the Committee determined to pay 170% of the target for EBITDA.

Costs

The Committee discussed the Company’s continued focus on cost improvement initiatives and maintaining its fixed cost structure, particularly given the significant cost savings achieved over the prior three years. The charts below show the statistical information reviewed by Committee. With respect to the Company’s performance related to costs, the Committee considers foreign exchange rates, accruals for STI in excess of target and in some cases, restructuring costs.

As the chart shows, the Company has held its normalized fixed costs essentially flat over the last three years, and below the inflationary trend generally. The Committee reviewed and discussed headcount reductions, reorganizations and other efforts the Company has made to determine whether the continued cost controls should be rewarded. In considering the Company’s performance in controlling costs, the Committee also discussed the Company’s performance as compared to other companies generally, including its peers. The Committee determined that the Company’s ability to hold its costs flat, particularly when it is growing its business and in light of inflationary pressures, should result in a payment of 140% of the target for Cost.

Award Units - Award units are the units of business and operations or functional groups that are assigned to each executive for responsibility. In 2013, we had 61 award units, each of which is categorized as either “Business,” “Manufacturing,” or “Services.” The charts below show the metrics used for performance of the different types of award units:

The weighting of the different performance metrics for the different types of award units is based on the functions of the award units. Business award units represent commercial operations; Manufacturing award units represent the actual plants’ operations; and “Services” award units represent functional and administrative functions within the Company, such as Finance, Legal and Supply Chain. HSE performance has a higher weighting for Manufacturing award units, as it is at our sites and facilities where there is the greatest possibility of an HSE incident. EBITDA has a greater weighting for Business award units, as they can have a bigger impact on our financial results through feedstock purchases, contracts with customers, and similar decisions. The Services award units are not profit centers and, as a result, are not measured based on EBITDA. Their performance is measured by their HSE performance, their cost controls and a customer satisfaction process through which they are judged by senior managers throughout the organization on their service to the Company and the achievement of their annual goals.

The following table shows the award units attributed to each of the named executives other than Mr. Gallogly. The weighting of each award unit as shown in the table was determined by such items as relative production capacities of businesses, number of employees at sites and the significance of the award unit to the strategic goals of the Company. Additionally, there was a consideration of the complexity of each award unit to determine the amount of the executives’ time and energy that is spent managing that award unit.

Named Executive	Type of Award Unit	Name of Award Units	Weighting	Award Unit Earned Percentage
Karyn F. Ovelmen	Services	Finance	60%	155%
		IT	40%	139%
Craig B. Glidden	Services	Legal	80%	167%
		Public Affairs	20%	139%
Bob V. Patel	Businesses	EAI Olefins	20%	149%
		Global PCMA	15%	161%
		PP & Catalloy Europe	12.5%	143%
		PE Europe and PB-1	12.5%	147%
		Catalysts	10%	144%
		Licensing & Technology Services	10%	158%
		Australia PP	1%	141%
		AFMEI & Asia Polyolefins	8%	139%
	Manufacturing	Australia: Geelong & Clyde	1%	122%
	Services	Supply Chain EAI	10%	146%
		Olefins Americas	55%	163%
		PE Americas	20%	159%
Timothy D. Roberts	Businesses	PP & Catalloy Americas	10%	131%
		PP Argentina	5%	100%
	Services	Supply Chain Americas	10%	154%

Mr. Gallogly, as CEO and sole member and Chairman of the Management Board, has supervisory responsibility for all award units within the Company. As a result, his award unit calculation is the average of all 61 award units within the Company, which was 146% of the total targeted payout.

The following is a discussion of the factors considered in determining the award unit payouts, based on the metrics of HSE performance, Costs, EBITDA and Customer Satisfaction as described. Senior management of the Company, led by the CEO, goes through an intensive process of reviewing the results of each award unit within the Company. The results of these reviews are presented to the Compensation Committee for its review and approval.

HSE Performance for Award Units - The health, safety and environmental performance targets for award units is continuous improvement. Each award unit receives an earned percentage of between 0% and 200% of its respective target for HSE performance (10% for Business; 15% for Manufacturing; and 10% for Services). The earned percentages are based on the number (or absence) of injuries, process safety incidents and environmental incidents. The severity of any such events within each award unit that contributed to the Company’s overall HSE performance was also considered. In reviewing the number of any incidents at an award unit, the degree of difficulty in achieving our Goal Zero target also was considered, such as safety incidents in office locations compared to manufacturing locations. Finally, the extent to which performance was improved over prior years and any trends in safety performance were factored into the considerations. The earned percentages for the safety metrics in the award units ranged from 40% to 200%, with an average of 146%.

Costs Metric for Award Units - To determine the performance in the Cost metric for each award unit, management reviewed the award units’ operating, selling, general & administrative and other expenses within the year, as applicable. Consideration was given to those factors that management deemed important in judging the unit’s success in controlling or cutting costs, including whether the particular award unit met its budget for the year. The Committee reviewed the specific actions taken by the award units to drive cost reductions or containments. Any process improvements, reorganizations, and other factors that may have long-term beneficial impact notwithstanding short-term costs were considered, as were award units’ ability to absorb unexpected costs. The impact of certain external factors such as exchange rates, labor markets, and political issues generally was excluded. Individual award unit earned percentages ranged from between 90% and 180%, with an average of 136%.

Business Results for Award Units - To determine the payouts for the business results measures for the Business and Manufacturing award units, management reviewed the particular operations’ EBITDA within the year, primarily as compared to the prior year, taking into account any positive or negative Company specific, industry, or general economic conditions. Consideration was given to specific actions taken by the award unit to increase EBITDA, including process improvements, reorganizations, contract negotiations, business development efforts and margin improvements. Additionally, the reliability of the Manufacturing award units’ facilities and any specific outperformance of industry conditions by award units generally were considered. The impact of certain external factors such as exchange rates generally was excluded. The earned percentages for the Business and Manufacturing award units Business Results ranged between 70% and 200%, with an average of 152%.

Customer Satisfaction for Award Units - The customer service ratings for Services award units were based on ratings given by executive officers and other senior leaders of the Company for each of the Company’s functional and administrative award units. As shown in the table above, the Services award units for Ms. Ovelmen and Messrs. Glidden, Patel and Roberts included Finance, IT, Legal, Public Affairs and Supply Chain services. Mr. Gallogly’s award unit performance is based on all award units within the Company, and include such additional Services award units as HR, Strategic Planning & Transactions, R&D, Procurement, Global Projects, Global Engineering Services and HSE and Operational Excellence. The ratings for Services award units were influenced by the internal Company clients’ satisfaction with the services provided, as well as the success of each department in meeting its top goals for the year. The considerations for the ratings included specific action items by the departments to further the interests of the Company and to meet clients’ expectations. The earned percentages for Customer Satisfaction for the Company’s Services award units ranged between 120% and 200%, with an average of 152%.

Individual Performance Ratings – The individual performance ratings for named executive officers can range from 0 to 1.5. These ratings are used as a multiplier to the aggregate of the Company Scorecard and Award Units results for each named executive. The individual modifier can therefore cause the Company Scorecard and Award Units calculation to pay out at anywhere from 0 to 150% of the actual calculation that is based on the determination of the achievement of goals under the metrics for those components.

We use the individual modifier because our business and financial results can be significantly impacted by economic factors outside the control of the Company and management. Mitigation of the impact of adverse conditions, the continuous improvement of our organization and driving growth are expectations of our named executives. Employing the individual modifier further drives our goal to pay for performance by making sure that named executives are properly rewarded for their personal performance and individual contributions to the Company’s success.

The Compensation Committee reviews the individual modifiers recommended for executives by Mr. Gallogly based on his performance assessments of each individual, based primarily on their individual performance goals. The Compensation Committee also considers its own observations and analyses based on the Supervisory Board’s oversight of each of the named executives’ areas of responsibility. In determining Mr. Gallogly’s individual modifier, the Committee considered Mr. Gallogly’s own self-assessment, with respect to achieving his personal goals specific to his function as CEO. These goals include items that are meant to achieve performance for the award unit ratings, but also include such matters as personnel and staffing issues, department initiatives, business process improvements, responses to economic factors and others.

Based on the reviews and evaluations the named executives’ performance in 2013, the Committee approved the multipliers shown in the table below.

Named Executive	Individual Modifier
Mr. Gallogly	1.5	*
Ms. Ovelmen	1.1
Mr. Glidden	1.3
Mr. Patel	1.3
Mr. Roberts	1.2

*	Mr. Gallogly was given a performance rating, or individual modifier, of 1.5. As shown in the table below, his individual modifier, along with the Company Scorecard and Award Unit earned amounts would result in his STI payout being at 225% of his target bonus percentage of 100% of base salary. However, as discussed elsewhere in this CD&A, Mr. Gallogly’s employment agreement limits his STI payout to 200% of his base salary.

Total 2013 Annual Cash Incentive Payments for Named Executive Officers

Named Executive	(Company Scorecard	+	Average of Award Unit(s))	x	Individual Modifier	=	Total Payout as a Percentage of Target Bonus
Mr. Gallogly	77.5	+	73.0	x	1.5	=	225%*
Ms. Ovelmen	77.5	+	74.5	x	1.1	=	167%
Mr. Glidden	77.5	+	80.5	x	1.3	=	205%
Mr. Patel	77.5	+	74.5	x	1.3	=	197%
Mr. Roberts	77.5	+	77.5	x	1.2	=	186%

*	As discussed elsewhere in this CD&A, Mr. Gallogly’s employment agreement limits his STI payout at 200% of his base salary. Although his individual modifier, along with the Company Scorecard and Award Unit earned amounts would result in his payout STI payout being at 225% of his of his target bonus percentage of 100% of base salary as shown in the table above, his actual payout was capped at 200% of base salary.

Medium-Term Incentive Compensation

Under our MTI, we grant performance based incentive awards that may be earned based on the achievement of certain Company financial results after a three-year performance period. Target awards are based on a specified cash dollar amount that is a percentage of base salary. Our named executives can earn from 0 - 200% of target, depending on the Company’s performance as compared to peers, as determined by the Compensation Committee. The metrics used and the relative weighting of metrics for MTI awards are shown below:

In determining the performance by the Company on the metrics shown above, Company results are compared to a group of comparative companies. In this regard, the performance evaluation for MTI purposes is relative, and performance is only achieved if the Company has differentiated itself from its peers.

The companies whose performance we review to assist in making these determinations are listed below. These companies were chosen because they are the companies with whose performance we measure our self generally to determine relative performance as compared to the industry.

Chemical Companies (Weighted 80%)		Refining Companies (Weighted 20%)
• BASF	• Westlake Corp.	• Valero Energy Corp.
• Dow Chemical	• ExxonMobil Chemical Segment	• Tesoro Corp.
• Huntsman Corp.	• Ineos	• Western Refining Inc.
• Celanese Corp.	• CP Chemical Co.	• ALON USA Energy Inc.
• Eastman Chemical Corp.	• Borealis	• Holly Frontier Corporation
• Nova

Amounts Earned under 2011 MTI Grants (2011-2013 performance period)

The three-year performance period for the MTI awards granted in 2011 ended as of December 31, 2013. The Committee determined that the Company had earned 175% of the target MTI. This resulted in cash payments to our named executive officers as follows:

Named Executive	Payout of 2011 MTI Award with Performance Period ended December 31, 2013
Mr. Gallogly	$2,625,000
Ms. Ovelmen	$428,750
Mr. Glidden	$536,186
Mr. Patel	$233,125
Mr. Roberts	$275,625

These payments are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 50 of this proxy statement.

In determining that the Company had earned 175% of the target payout for the 2011 MTI grant, the Compensation Committee reviewed the results of the Company in Return on Assets and Costs as compared to the Comparative Peer Group shown above. Specific considerations by the Committee in making this determination are discussed below.

Return on Assets

The Company’s increase in Return on Assets as compared to the chemical companies in the Comparative Group exceeded all but one of those companies. The strong performance emphasized the Company’s success in achieving profitability from its assets. In considering the Company’s chemicals businesses’ performance in relation to the comparative peers, it looked at the objective performance (second in improvement of the 12 companies) as well as the factors that influenced that performance. For example, certain of the comparative peers have more significant Middle Eastern operations, with feedstock advantaged positions, which should result in their outperformance. However, the Company was able to outperform those peers on this metric.

When considering the Company’s performance relative to the refining company peers, the Committee specifically analyzed certain factors such as the Maya 2-1-1 and the portfolio of assets of the comparative peers. The Company’s performance as compared to the refining peers for Return on Assets was, on an absolute basis, lower than the comparative companies. In discussing these results, the Committee considered that the Company’s operations include only one refinery, in the Gulf Coast, which negatively influenced results as compared to peers, because it was disadvantaged in relation to mid-continent crude. The Committee also considered lost profit opportunities as a result of operational upsets at the Company’s refinery, which negatively impacted the Company as compared to the comparison peers.

Costs

The Committee reviewed the Company’s 2011 to 2013 performance in cost controls as compared to the comparative peers. In evaluating the comparative performance, the Committee considered the trending information for the comparative peers as compared to the Company. Additionally, the Committee discussed third party benchmarking data regarding the cost curves for the Company’s individual plants, which show that the plants have increased, as compared to peers generally, over the three-year performance period. Finally, the Committee considered the Company’s ability to hold costs below inflation.

2013 Grants of MTI Awards

In 2013, each of our named executive officers was granted a share-based MTI award, or “qualified performance award.” The 2013 grants will be settled in the first quarter of 2016 based on the Company’s achievement of Return on Assets and Costs improvement as compared to peers over the three-year period ending December 31, 2015.

The table below shows the percentage of base salary of each of the named executive officers’ 2013 grant. The dollar amount that is equal to the percentage of base salary shown below was divided by the fair market value of our shares on the date of grant to determine the target number of share units granted. As described in this CD&A, the actual earned amounts can range from 0 – 200% of the target, depending on the Company’s satisfaction of the pre-established performance goals and performance in the Return on Assets and Costs metrics as compared to peers. The percentages of base salaries as shown in the table that were used to determine the target awards were based on negotiations with the individuals when they were recruited, with the Company attempting to target the median for similar awards of individuals in similar positions at peer companies.

Named Executive	Target 2013 MTI Award (Percentage of Base Salary)	Number of Share Units
Mr. Gallogly	100%	24,790
Ms. Ovelmen	60%	7,150
Mr. Glidden	55%	5,615
Mr. Patel	30%	2,637
Mr. Roberts	35%	2,747

Long-Term Equity-Based Incentive Compensation

For executive officers that joined the Company in 2011 and later, the Company grants annual awards consisting of stock options and restricted stock units, or RSUs. Ms. Ovelmen and Mr. Roberts are the only named executives who have received annual grants of these awards. Annual grants are made at the first, regularly scheduled meeting of the Compensation Committee each year, which normally occurs in February. Any other grants, such as for new hires and promotions, are made either at the next scheduled meeting of the Compensation Committee after the event.

Stock Options

Stock options are included as a component of the equity compensation awarded to our named executive officers in order to direct focus on increasing the market value of our shares. The number of options granted to the named executive officers is based on a target, based on a percentage of base salary. That dollar amount is divided by the Black Scholes value of options for the Company as of the date of grant, resulting in a number of stock options granted. The stock options granted to Ms. Ovelmen and Mr. Roberts in 2013 vest ratably over a three year period beginning on the first anniversary of the date of grant. The exercise price of the options is the fair market value of our shares on the date of grant, and the options have a term of 10 years.

Restricted Stock Units

RSUs support our compensation philosophy because they provide retention value through service-based vesting and alignment with shareholders because the ultimate value is tied to the Company’s share price. Upon vesting, holders of RSUs receive one share for each unit. The number of RSUs granted to our named executives is determined based on a targeted percentage of base salary. That amount is divided by the fair market value of our shares on the date of grant, resulting in the number of RSUs granted. RSUs granted in 2013 vest in full five years from the date of grant, subject to general vesting and forfeiture provisions. Recipients receive dividend equivalents on unvested units throughout the vesting period, but they do not have the right to vote their restricted stock units. Restricted stock units are not considered performance-based under Section 162(m) of the Internal Revenue Code.

As a general matter, the value of the equity awards, which is equal to a target percentage of base salary, was determined when each of the named executives was recruited to join the Company. The negotiations by the Company included targeting awards at the median for similarly positioned executives at peer companies. The value of Ms. Ovelmen and Mr. Roberts’ 2013 annual stock option and RSU grants are shown below:

Named Executive	Value of Equity Awards at Date of Grant			Percentage of Base Salary
	Options	RSUs	Total
Karyn F. Ovelmen	$889,246	$444,627	$1,333,873	185%
Timothy D. Roberts	$363,985	$182,014	$545,999	115%

Other Benefits

Effective January 1, 2013, the Compensation Committee approved an amendment to the Company’s U.S. Senior Management Deferral Plan to include a restoration feature. The restoration feature of the Deferral Plan provides for Company contributions on pay in excess of certain IRS limits at the same rates credited under the LyondellBasell Savings Plan (a defined contribution and 401(k) plan) and the LyondellBasell Retirement Plan (a defined benefit cash balance retirement plan), which are 6% and 5%, respectively. Benefits contributed by the Company are unfunded and unsecured. Upon retirement eligibility, individuals receiving the contributions commence benefits, subject to any delays required under Section 409A of the Internal Revenue Code.

We provide our named executive officers with up to $15,000 per year in financial planning assistance. We also provide them with benefits available to our employees generally. Those benefits are 401(k) plan matching contributions; life and disability benefits; vacation pay; eligibility to participate in health and other welfare benefit plans; and pension plans. Additionally, we at times make expatriation payments to employees to make them whole when a requested relocation would adversely affect their compensation due to increased costs of living and different tax regimes. We have made these expat payments to Mr. Patel, as disclosed in the Summary Compensation Table on page 50. The payments to Mr. Patel are to compensate him as part of his expatriation package as a result of his relocation from Houston, Texas to The Netherlands.

In order to remain competitive and if unusual or special circumstances arise, we may determine to provide certain perquisites to our named executive officers in the future.

Severance and Change in Control Payments

We entered into employment agreements with Messrs. Gallogly, Glidden, Patel and Roberts when they joined the Company. The agreements were based on competitive market practices and were entered into to provide a form of protection for the Company through restrictive covenant provisions and to ensure fair treatment to executives for joining a Company that either was not yet publicly traded, or had only just become publicly traded. The benefits and protections provided by the agreements were deemed necessary for recruitment purposes as well as incentive purposes, given the uncertain future of the Company in the 2009 – 2011 time period. In the third quarter of 2011, based in part on the Company’s performance and industry conditions generally, the Compensation Committee made the determination to cease entering into employment agreements with U.S. employees, including executive officers.

The Company adopted an executive severance program in late 2011pursuant to which the Compensation Committee may determine to offer members of senior management certain severance benefits in excess of that which is offered to employees generally if the Committee deems it appropriate based on the facts and circumstances of the individual’s level of responsibility and circumstances. Ms. Ovelmen participates in the severance program, which will provide her with a lump sum cash payment of 1x base salary

Generally, the severance arrangements included in the named executive officers’ employment agreements provide for a severance payment determined by reference to one year’s base salary and target bonus in the event of termination without cause or for good reason by the named executive. Mr. Gallogly’s current agreement provides for severance payments in the event of death, disability or mutual consent. For more details regarding potential payments upon termination of employment, see “-Potential Payments upon Termination or Change in Control” beginning on page 57 of this proxy statement.

We believe change in control protections can ensure impartiality and objectivity for our executives and enhance the interest of our stockholders.

Awards granted under the LTI, unless otherwise provided in an applicable award or employment agreement, have a “double-trigger” change in control provision. This means the awards will vest in the event of a change in control of the Company that is followed by constructive termination or involuntary termination without cause within one year. Mr. Gallogly’s employment agreement has a “single-trigger” provision that provides for immediate vesting upon a change in control, regardless of a change in his employment status. Mr. Gallogly’s current employment agreement contains the only single-trigger provision in our equity compensation programs. This provision was deemed necessary to recruit Mr. Gallogly from his previous position and was approved by the bankruptcy court. These provisions will terminate when Mr. Gallogly’s new employment agreement becomes into effect in May 2014.

Claw-Back Provisions

In May 2013, the Compensation Committee adopted a Claw-Back Policy applicable to all executive officers, including the named executives. Pursuant to the policy, for any awards granted after the date of the policy, if the Committee determines that any named executive has engaged in or benefitted from misconduct that materially increased the compensation he has received, the Committee shall recover any and all affected payments.

Share Ownership Guidelines

The Company’s Share Ownership Guidelines provide that executive officers are prohibited from selling more than 50% of the net shares received upon vesting or exercise after the payment of exercise prices and withholding taxes, as applicable, until certain levels of share ownership are reached. The share ownership levels are based on a percentage of base salary. For purposes of the Guidelines, shares owned directly or beneficially, restricted stock units, and deferred restricted stock units are all counted toward ownership levels. Unvested and unexercised stock options and stock appreciation rights are not counted towards meeting the Guidelines.

As of January 2014, when we determine whether executives have met their ownership requirements to determine whether they are allowed to divest of shares, each of our named executive officers other than Ms. Ovelmen and Mr. Roberts, both of whom joined the Company in 2011, had exceeded the ownership guidelines applicable to his or her job level.

The table below shows the required ownership levels for our officers, based on title.

Level	Ownership Guideline
Chief Executive Officer	6 x Base Salary
Executive Vice President	4 x Base Salary
Senior Vice President	3 x Base Salary
Vice President	2 x Base Salary

Prohibition on Insider Trading and Hedging

The Company maintains an insider trading policy that prohibits the named executive officers from engaging in most transactions involving the Company’s shares during periods, determined by the Company, that those executives are most likely to be aware of material inside information. Named executive officers must clear all of their transactions in our shares with the Company’s Corporate Secretary’s office to ensure they are not transacting in our securities during a time that they may have material, nonpublic information.

Additionally, as a general matter, it is our policy that no transactions that reduce or cancel the risk of an investment in our shares, such as puts, calls and other exchange traded derivatives, or hedging activities that allow a holder to own a covered security without the full risks and rewards of ownership, will be approved. We consider it inappropriate for our executive officers to engage in short-term speculation in our securities based on fluctuations in the market or to engage in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, individuals subject to our Policy Prohibiting Insider Trading, which is applicable to all executive officers, are prohibited from purchasing, selling or writing options on our securities or engaging in transactions in other third-party derivative securities with respect to our securities, including puts, calls, short sales, collars, forward sale contracts, and other short-term purchase or sale transactions. Transactions involving both the purchase and sale of our securities in the open market within a one week period are presumed to be prohibited “short-term purchase or sale transactions.”

Tax Matters

Our Compensation Committee believes it is appropriate to structure compensation of our executive officers in a manner that is in the best interests of the Company and its stakeholders. This means such compensation programs will be designed, in accordance with our compensation philosophy, to attract and retain highly qualified individuals and instill a performance culture throughout the organization. As a result, compensation of our executive officers may or may not be designed to be fully deductible in accordance with Section 162(m), as described below, depending on what the Committee determines to be in the best interests of the Company and our shareholders.

Section 162(m) of the Internal Revenue Code denies a compensation deduction for federal income tax purposes for annual compensation in excess of $1 million paid to our CEO and the three other most highly compensated officers other than the CFO unless the compensation is “performance based” under the rules and regulations of the Internal Revenue Service.

Changes to CEO Compensation as a Result of New Employment Agreement

As we have disclosed, in September 2013, we entered into a new employment agreement with our CEO, effective as of May 14, 2014. The new agreement provides for certain compensation elements, as shown below:

Element of Compensation	New Compensation	Change from Current Compensation
Base Salary	$1,650,000	Increase of 10%

Target Annual Bonus	150% of base salary	Increase of 50% as compared to prior years

Target Performance Share Unit Award	125% of base salary	Increase of 25% as compared to prior years’ MTI award

Stock Options	Valued at 300% of base salary	Mr. Gallogly has not received a stock option grant since our shares became publicly traded in 2010. Stock options will vest in three equal annual installments beginning on the first anniversary of the date of grant.

Restricted Stock Units	Valued at 300% of base salary	Mr. Gallogly has not received annual grants of RSUs or restricted shares since his 2010 grant when our shares became publicly traded. The RSUs will vest in full three years from the date of grant, subject to standard forfeiture provisions.

Executive Compensation Tables

We are required to present compensation information in the tabular formats prescribed by the SEC. This format, including the tables’ column headings, may be different from the way we describe or consider elements and components of our compensation internally.

We believe the following information may be useful to an understanding of the tables presented in this section. The CD&A contains a discussion that should be read in conjunction with the compensation tables included in this section to gain a complete understanding of our executive compensation philosophy, programs and decisions.

Annual Cash Incentive Awards - Our annual cash bonuses are earned and paid under our STI based on the achievement of performance goals. As a result, for SEC disclosure purposes they are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, rather than the “Bonus” column.

In March 2014, we made annual incentive award payments under the STI to the named executives, as disclosed in the Summary Compensation Table. Notwithstanding that the awards have been earned and paid, we are required to include the threshold, target and maximum dollar amounts that could have been paid for 2013 performance in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards,” in the “Grant of Plan-Based Awards in 2013” table. This disclosure enables readers to compare the amounts actually earned, as disclosed in the Summary Compensation Table, to the named executives’ possible payments, as disclosed in the “Grant of Plan-Based Awards in 2013” table.

Equity Awards - The value of the equity awards included in the tables is the aggregate fair value of the awards on the date of grant, calculated pursuant to U.S. GAAP. SEC disclosure rules require us to include the aggregate grant date fair value, which is effectively the accounting value of the award over the entire time period that it is earned. This amount is required to be disclosed, notwithstanding that the executives are not entitled to the awards until they vest and for financial reporting purposes, we recognize compensation expense over the life of the awards as they are earned.

The values of stock awards included in the tables are neither guarantees of performance by the Company nor the actual compensation that may be earned by or paid to the executives. Instead, as described, the amounts represent the fair value of the awards for financial reporting purposes.

Although we consider all of our equity awards to be a form of incentive compensation because their value will increase as the market value of our shares increases, only awards with performance criteria are considered “equity incentive plan awards” for SEC disclosure purposes. As a result, only the share-based MTI awards have been included as “Equity Incentive Plan Awards” in the “Outstanding Equity Awards at December 31, 2013” table. Restricted and stock options are disclosed in other tables, as applicable.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value (6)	All Other Compensation (7)	Total
James L. Gallogly	2013	1,500,000	—	1,500,043	—	5,625,000	14,113	501,217	9,140,373
Chief Executive Officer	2012	1,500,000	—	7,796,721	—	5,700,000	13,284	6,232,922	21,242,927
	2011	1,500,000	—	—	11,063,757	3,000,000	12,680	7,909,325	23,485,762

Karyn F. Ovelmen	2013	739,926	—	877,274	889,246	1,356,725	11,826	83,648	3,958,645
Executive Vice President & Chief Financial Officer	2012	715,750	—	1,135,092	863,335	943,352	11,039	188,625	3,857,193
	2011	148,076	296,154	245,000	456,300	—	2,624	118,723	1,266,877

Craig B. Glidden	2013	633,899	—	339,764	—	1,577,930	13,417	73,063	2,638,123
Executive Vice President & Chief Legal Officer	2012	610,332	—	997,796	—	1,596,856	12,654	355,829	3,573,467
	2011	580,593	—	—	738,299	1,058,978	12,073	6,893	2,396,836

Bob V. Patel	2013	562,065	—	159,565	—	1,121,916	11,962	670,377	2,525,885
Executive Vice President — O&P—EAI and Technology	2012	524,172	—	481,915	—	1,252,843	11,291	463,336	2,733,557
	2011	494,950	—	—	187,975	843,550	10,693	491,094	2,028,262

Timothy D. Roberts	2013	517,541	—	348,235	363,985	998,543	12,145	42,467	2,282,916
Executive Vice President — O&P—Americas

(1)	Mr. Roberts was not a named executive officer in either of 2011 or 2012 and therefore, only 2013 information is shown for him.
(2)	Amount includes a guaranteed bonus for Ms. Ovelmen. In connection with her hiring, Ms. Ovelmen was guaranteed a payment of the greater of $229,500 and 200% of her base salary for days worked in 2011. The guaranteed payment was in recognition of the scope of Ms. Ovelmen’s responsibilities and the challenges of her position, with the acknowledgement that the commencement of her employment in the third quarter would make an analysis of her 2011 performance difficult to judge.
(3)	The 2013 stock awards include qualified performance awards for Messrs. Gallogly, Glidden and Patel and qualified performance awards and restricted stock units for Ms. Ovelmen and Mr. Roberts. The restricted stock units, granted pursuant to the LTI, entitle the recipient to an equal number of shares upon vesting. Restricted stock units receive dividend equivalents. Amounts included in the table are the aggregate grant date fair values of the awards calculated in accordance with ASC 718. The qualified performance awards are MTI awards, granted under the 2012 Amended and Restated LTI equity compensation plan. They entitle the recipient to a number of shares equal to the granted share units, multiplied by an earned percentage, which can range from 0 – 200% of the targeted number of units. See Note 17 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the calculation of the fair value of the awards.

The following table shows the aggregate grant date fair value of the qualified performance awards granted in 2013 if we assumed the maximum amounts (200% of target) will be earned.

Named Executive	Aggregate Grant Date Fair Value of Award Assuming Highest Level of Performance Achieved ($)
Mr. Gallogly	3,000,086
Ms. Ovelmen	865,293
Mr. Glidden	679,527
Mr. Patel	319,130
Mr. Roberts	332,442

(4)

The amounts of Ms. Ovelmen and Mr. Roberts’ awards are the fair value on the date of grant of their stock option awards granted in February 2013, calculated in accordance with ASC 718. The fair values of stock options were estimated using the Black-Scholes option-pricing model. We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes; because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options.

The assumptions used for the grant were a dividend yield of 3%; a risk-free interest rate of 1.117%; an expected life of 6 years; and a stock price volatility of 51%. See Note 17 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the calculation of the fair value of the awards.

(5)	Amounts in 2013 include annual bonuses paid out in March 2014 under our STI for service during 2013 and the cash payments of the 2011 grants of MTI awards, the performance period for which ended December 31, 2013.

(6)	Amounts include increases during 2013 in the actuarial present values of benefits under the LyondellBasell Retirement Plan. The increases are calculated based on the difference between the total benefit actuarially reduced from age 65 to current age and the present value of the benefits under the plan. See the “Pension Benefits” table on page 54 for more information.

(7)	Amounts included in “All Other Compensation” for 2013 in the table above include the following:

(A)	Matching 401(k) contributions in 2013 for Gallogly, Ovelmen, Glidden, Patel and Roberts of $15,300, $15,306, $12,880, $15,555 and $13,587, respectively, which may include “true-up” matches for 2012 contributions.

(B)	Matching 401(k) Savings Plan contributions and Retirement Plan contributions under the Restoration Plan in 2013 for Gallogly, Ovelmen, Glidden, Patel and Roberts of $136,950, $53,342, $41,679, $33,777 and $28,880, respectively.

(C)	Payments to each of Mr. Gallogly, Ms. Ovelmen and Mr. Glidden of $15,000 for use in financial and tax planning services.

(D)	Expatriate payments to Mr. Patel of $250,375. The Company from time to time makes “expatriate payments” for certain of its executives when they are asked to relocate to other jurisdictions. These payments, which include primarily housing, transportation and cost-of-living allowances, are intended to ensure that the executive does not suffer losses from his intended targeted compensation as a result of the relocation to another jurisdiction. Also included in the Company’s expatriate package is a tax equalization component, pursuant to which the Company pays foreign income taxes for the expatriated executive so that his ultimate actual personal tax liability will be equal to his “stay at home” tax liability with respect to his compensation. In 2013, expatriate payments to Mr. Patel included $91,675 for housing costs; $22,646 for transportation costs; a cost-of-living allowance of $44,863; an expatriate premium of $37,767; school tuition costs of $28,927; and a home-leave allowance of $15,050.

(E)	Tax gross-up payments of $370,670 for Mr. Patel related to the taxable expatriate benefits and payments described above in (D).

(F)	Reimbursements and tax gross-up payments of $193,868 and $140,099, respectively, to Mr. Gallogly and reimbursements and tax gross-up payments of $2,034 and $1,470, respectively, to Mr. Glidden. The reimbursements were for state taxes owed by each of them to the State of New York for LyondellBasell work performed in that state in 2011 and 2012 and the tax-gross-up payments were to offset the increased tax liability to them as a result of the reimbursements. Each of Mr. Gallogly and Mr. Glidden is resident in the State of Texas, which has no state income tax. Therefore, the income tax liability they incurred to the State of New York for travelling there on Company business was not able to be offset against their home state taxes. The Compensation Committee made the determination that these executives should not be financially penalized as a result of taxation by the State of New York on non-residents in determining to make these reimbursements and gross-up payments.

Grant of Plan-Based Awards in 2013

Name	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (5)(#)	Exercise or Base Price of Option Awards ($)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mr. Gallogly	2/12/2013	1,500,000	3,000,000	1,500,043	3,000,086	—	—	—
Ms. Ovelmen	2/12/2013	540,750	1,622,250	432,647	865,293	7,348	40,201	$60.51
Mr. Glidden	2/12/2013	494,148	1,482,444	339,764	679,527	—	—	—
Mr. Patel	2/12/2013	425,357	1,276,071	159,565	319,130	—	—	—
Mr. Roberts	2/12/2013	356,062	1,068,187	166,221	332,442	3,008	16,455	$60.51

(1)	The grant date is the date that our Compensation Committee approved the targets for the STI and MTI awards and awarded Ms. Ovelmen and Mr. Roberts stock options and RSUs.
(2)	The awards shown are the estimated possible payouts of the named executives’ annual incentive awards under the STI for performance in 2013. Actual payouts of the annual incentive awards for 2013 are shown in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The named executives’ target incentive awards are a percentage of base salary. The maximum shown in the table is the maximum amount that can be earned under the terms of the STI, which is 300% of target, other than for Mr. Gallogly, whose current employment agreement limits his maximum award to 200% of his salary. As described in the CD&A section of this proxy statement, there is no minimum performance requirement for a threshold payment. Instead, each performance criteria is assessed and weighted, which can result in a payment of zero with respect to any particular performance criterion.
(3)	Represents qualified performance awards. These awards, granted in 2013, are earned over a three-year performance period ending December 31, 2015, with payouts, if any, in the first quarter of 2016. As described in the CD&A, there are no minimum performance requirements for a threshold payment. Each performance criteria is assessed and weighted, which can result in a payment of 0 to 200% of the target award, which is settled in shares. These awards do not receive dividend equivalent payments.
(4)	Represents restricted stock units granted to Ms. Ovelmen and Mr. Roberts in February 2013 as part of their annual LTI grants. RSUs receive dividend equivalents. The vesting the RSUs will occur five years from the date of grant, or February 12, 2018.
(5)	Represents stock options granted to Ms. Ovelmen and Mr. Roberts. The exercise price is equal to the fair market value on the date of grant. The options vest in equal increments over a three-year period beginning February 12, 2013 and expire ten years after the date of grant.

Outstanding Equity Awards at December 31, 2013

	Option Awards				Stock Awards		Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Mr. Gallogly	1,127,804	—	17.61	04/30/2017	57,381	4,606,547	60,616	4,866,252
	1,755,608	1,127,804	13.11	04/30/2017	—	—	—	—
Ms. Ovelmen	26,522	13,260	23.74	10/17/2021	28,667	2,301,387	17,182	1,379,371
	17,898	35,792	44.00	02/28/2022	—	—	—	—
	—	40,201	60.51	02/12/2023	—	—	—	—
Mr. Glidden	—	118,888	13.11	04/30/2020	207,765	16,679,374	13,344	1,071,256
Mr. Patel	—	58,532	13.11	04/30/2020	102,288	8,211,681	6,232	500,305
Mr. Roberts	—	6,075	37.20	06/02/2021	12,103	971,629	6,510	522,623
	—	14,304	44.00	02/28/2022	—	—	—	—
	—	16,455	60.51	02/12/2023	—	—	—	—

(1)	The vesting schedules of the options are shown below:

Name	Vesting Dates of Stock Options
J. Gallogly	1,127,804 vest 5/14/2014
K. Ovelmen	13,401 vested 2/12/2014; 17,896 vested 2/28/2014; 13,260 vest 10/17/2014; 13,400 vest 2/12/2015; 17,896 vest 2/28/2015; and 13,400 vest 2/12/2016
C. Glidden	118,888 vest 4/30/2014
B. Patel	58,532 vest 4/30/2014
T. Roberts	5,485 vested 2/12/2014; 7,152 vested 2/28/2014; 6,075 vest 6/02/2014; 5,485 vest 2/12/2015; 7,152 vest 2/28/2015; and 5,845 vest 2/12/2016

(2)	Includes restricted stock units for each of the named executives, which vest as follows:

Name	Vesting Dates of RSUs
J. Gallogly	57,831 vest 5/14/2014
K. Ovelmen	910 vest 2/28/2014; 1,012 vest 10/17/14; 910 vest 2/28/2015; 8,676 vest 10/17/2016; 9,811 vest 2/28/2017; and 7,348 vested on 2/12/2018
C. Glidden	6,049 vest 4/30/2014 and 201,716 vest 4/30/2015
B. Patel	2,978 vest 4/30/2014 and 99,310 vest 4/30/2015
T. Roberts	364 vested 2/28/2014; 309 vest 6/2/2014; 364 vest 2/28/2015; 4,137 vest 6/2/2016; 3,921 vest 2/28/2017; and 3,008 vest 2/12/2018

(3)	Dollar values are based on the closing price of $80.28 of the Company’s shares on the NYSE on December 31, 2013.
(4)	Represents the target number of qualified performance awards. These awards granted in 2013 are earned over a three-year performance period ending December 31, 2015, with payouts, if any, in the first quarter of 2016. As described in the CD&A, there are no minimum performance requirements for a threshold payment. Each performance criteria is assessed and weighted, which can result in a payment of 0 to 200% of the target award, which is settled in shares. These awards do not receive dividend equivalent payments.

Option Exercises and Stock Vested

	Option Awards		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Gallogly	500,000	24,205,093	1,104,077	72,805,174
Ms. Ovelmen	—	—	1,925	132,040
Mr. Glidden	118,888	7,357,978	6,050	367,235
Mr. Patel	58,532	3,798,141	2,979	180,825
Mr. Roberts	19,303	551,690	674	41,999

(1)	The value realized on option awards represents the difference between the option exercise price and the market price of LyondellBasell shares when exercised.
(2)	Represents vesting of restricted stock units for all named executives as well as vesting of restricted stock for Mr. Gallogly. Restrictions on Mr. Gallogly’s restricted shares were to lapse in May 2014, subject to earlier vesting in the event of sales of shares by certain of the Company’s more than 10% shareholders. Restrictions lapsed for the shares in the table above pursuant to this provision as a result of sales by Apollo Management of shares in February, June, September and November 2013.

The number of shares acquired on vesting is the gross number of shares for all named executives. The value realized is the number of gross shares times the market price on the date the restrictions lapsed.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Gallogly	LyondellBasell Retirement Plan	4	57,740	—
Ms. Ovelmen	LyondellBasell Retirement Plan	2	25,489	—
Mr. Glidden	LyondellBasell Retirement Plan	4	54,984	—
Mr. Patel	LyondellBasell Retirement Plan	4	42,315	—
Mr. Roberts	LyondellBasell Retirement Plan	2	29,854	—

(1)	The amounts shown in the table are the actuarial present value of each participant’s accumulated benefits as of December 31, 2013, calculated on the same basis as used in Note 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013, with the exception that each participant was assumed to continue to be actively employed by us until age 65 (earliest unreduced retirement age) and immediately commence his benefit at that time.

The LyondellBasell Retirement Plan is a U.S. qualified defined benefit pension plan that provides pension benefits under a cash balance formula that defines participants’ accrued benefits in terms of a notional cash account balance. Eligible employees become participants immediately upon employment and are fully vested upon the earliest of (i) three years of service, (ii) death, or (iii) reaching age 65. The notional account balance for each participant comprises a pay credit of 5% and interest credits, each of which are accumulated at the end of each quarter. Pay credits are based on quarterly base pay, as limited by the Internal Revenue Code, and interest credits are based on the 5th, 4th and 3rd monthly-determined 30 year treasury rates before the start of that quarter. Benefits under the plan are payable upon separation from the Company.

Non-Qualified Deferred Compensation in 2013

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawls/ Distributions ($)(4)	Aggregate Balance at End of Last Fiscal Year ($)
Mr. Gallogly	—	$136,950	—	—	$136,950
Ms. Ovelmen	—	$53,342	—	—	$53,342
Mr. Glidden	—	$41,679	—	—	$41,679
Mr. Patel	—	$33,777	—	—	$33,777
Mr. Roberts	—	$28,880	—	—	$28,880

(1)	The Company maintains a U.S. Senior Management Deferral Plan that allows executives to defer up to 50% of their base salary and up to 100% of their annual bonus and certain equity grants (“eligible pay”) for payment at a future date. The Deferral Plan provides for Company contributions for that portion of pay that cannot be matched or contributed in the Company’s Savings Plan and Retirement Plan due to IRS limits. Company contributions begin in the Deferral Plan once the employee’s salary has reached the IRS limits in the Savings Plan and the Retirement Plan. Funds deferred under this plan are allocated into accounts that mirror selected investment funds in our Savings and Retirement Plans, although the funds deferred are not actually invested in the funds. None of our named executive officers has chosen to voluntarily defer any amounts of their eligible pay, but the Company has contributed amounts to the Deferral Plan pursuant to the restoration feature on their behalf.
(2)	Company contributions to the executives’ Deferral Plan accounts are included in “All Other Compensation,” but not “Salary,” in the Summary Compensation Table.
(3)	Amounts were credited in February 2014 and therefore had no earnings in 2013.

(4)	Accounts are distributed as either a lump sum payment or in annual installments (i) when the employee has reached at least 65 years of age or (ii) at a future date that occurs after termination of employment. Special circumstances may allow for a modified distribution in the event of the employee’s death, an unforeseen emergency, or upon a change-in-control of the Company. In the event of death, distribution will be made to the designated beneficiary in the form previously elected by the executive. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount required to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company contributions, and gains and/or losses related to their notional investment choices.

Potential Payments upon Termination or Change in Control

The Company’s compensation plans and programs contain general provisions for payments to participants upon termination of employment or in the event of a change in control. Under the STI, participants receive a pro-rated payment of earned awards for termination other than for cause or because of death, disability or retirement. Under the MTI, participants receive pro-rated payments of their earned awards in the event of termination of employment not for cause, because of a death, disability or retirement and in the event of a change in control. Under the LTI, vesting provisions are covered in award agreements. Unless otherwise provided in an award agreement, the LTI provides that participants vest in a pro-rated portion of their awards in the event of termination of employment not for cause or because of a death or disability; and, in the event of a change in control followed within one year of involuntary termination not for cause or constructive termination, participants in the LTI will receive immediate and full vesting of their awards. Mr. Gallogly’s current employment agreement provides for different provisions upon changes in control.

The Company has entered into employment agreements with each of the named executive officers, other than Ms. Ovelmen. These agreements contain provisions regarding severance amounts payable to the executives upon termination of employment that are in addition to the payments made to employees generally under Company policies or the STI, MTI or LTI. Each of the agreements also contains post-termination restrictive covenants, including non-solicitation and non-interference covenants, which last for one year after termination. Effective January 1, 2012, Ms. Ovelmen became eligible for participation in the Company’s executive severance program, which provides a lump sum cash payment of 1x base salary, subsidized life and medical coverage for 18 months following termination and outplacement assistance in the event of a termination not for cause. Ms. Ovelmen will be subject to restrictive covenants and be required to execute a release in favor of the Company in order to receive these severance benefits.

To the extent not addressed in the employment agreements, payments to the named executive upon termination of employment or in the event of a change in control will be in accordance with the plans and policies applicable to employees generally. We do not provide gross-up payments for any taxes that may be due under Section 4999 of the Internal Revenue Code.

The terms “Cause,” “Good Reason,” and “Change in control” as used in the table below are defined in the executives’ employment agreements and have the meanings generally described below. You should refer to the individual agreements for the actual definitions.

“Cause” generally means the executive has:

•	continuously failed to substantially perform his duties that results in a material deterioration in the financial condition of the Company;

•	engaged in fraud or embezzlement against the Company;

•	engaged in willful malfeasance or gross negligence in the performance of his duties that results in material harm to the Company;

•	been convicted of a felony involving moral turpitude;

•	intentionally and materially harmed the Company; or

•	breached the covenants contained in his agreement.

“Good Reason” generally means that, without the executive’s consent:

•	his duties or responsibilities have been substantially diminished;

•	any material reduction in the minimum compensation set forth in his agreement;

•	the Company has breached his employment agreement; or

•	he has been reassigned to a location more than twenty-five (25) miles away (for Mr. Gallogly and Mr. Glidden’s employment agreements only).

“Change in control” generally means that:

•

at least fifty percent (50%) of the Company’s capital stock or voting power has been acquired by one person or persons acting as a group that was not or were not the holder of ten percent (10%) thereof at April 30, 2010;

•

the majority of the Supervisory Board consists of individuals other than those (i) who were serving as of April 30, 2010 or (ii) who were nominated or elected with the approval of the majority of those directors that served as of April 30, 2010 and were still directors at the time of such nomination or election;

•

there has been a merger of the Company that resulted in a person or persons acting as a group (that was not a holder of at least ten percent (10%) at April 30, 2010) acquiring fifty percent (50%) or more of the Company’s voting securities; or

•	the Company sells all or substantially all of its assets.

The following tables represent potential payouts to our named executives upon termination of employment pursuant to the terms of their employment agreements, or our executive severance program in the case of Ms. Ovelmen, if they were terminated as of December 31, 2013. As discussed above, under the terms of our STI, MTI and LTI, employees that have received grants under those awards receive pro-rated payments in the case of terminations not for cause, death, disability and retirement unless otherwise provided in an employment agreement. Additionally, the LTI contains a double-trigger acceleration for terminations within one year of a change in control, although the terms of Mr. Gallogly’s current employment agreement, which control over the general provisions of our plans, state that his option awards will not be subject to the double-trigger. These plan benefits are applicable to all participating employees and therefore have not been included in the tables below, which include only the special arrangements we have with our named executive officers.

These payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual amounts the executive would receive. The payout for continuation of benefits and perquisites is an estimate of the cost the Company would incur to continue those benefits. Each of Messrs. Glidden, Patel and Roberts and Ms. Ovelmen would be required to execute a release in favor of the Company in order to receive their payments.

Potential Consideration upon Termination of Employment or Change in Control:

James L. Gallogly

Death or Disability
	Accrued but unpaid base salary and bonus	—
	Full maximum bonus, pro-rated to date of termination, paid in a lump sum	3,000,000
	Accelerated vesting of restricted stock (1)	—
	Accelerated vesting of stock options (2)	75,754,595

	Total	$78,754,595

Termination Without Cause by the Company or For Good Reason by the Employee
	Accrued but unpaid base salary and bonus	—
	One year’s base salary plus full maximum bonus, paid in a lump sum	4,500,000
	Continued coverage under health and welfare benefit plans for twelve (12) months	13,488
	Accelerated vesting of restricted stock (1)	—
	Accelerated vesting of stock options (2)	75,754,595

	Total	$80,268,083

Termination by Mutual Consent
	Accrued but unpaid base salary and bonus	—
	Continued coverage under health and welfare benefit plans for twelve (12) months	13,488
	Continued vesting of pro-rated portion of restricted stock (1)	—
	Accelerated vesting of pro-rated portion of next installment of stock options (2)	48,150,882

	Total	$48,164,370

Change in Control
	Accelerated vesting of restricted stock (1)	—
	Accelerated vesting of stock options (2)	75,754,595

	Total	$75,754,595

(1)	All of Mr. Gallogly’s restricted stock had vested as of December 31, 2013.
(2)	The accelerated vesting of stock options is calculated based on the difference between the exercise price of the stock options and $80.28, the closing price of our shares on the NYSE on December 31, 2013, multiplied by the number of shares. As a result, the amount included in the table is the “spread” on the options that vest, assuming Mr. Gallogly exercised them all on December 31, 2013.

There can be no assurances as to what the trading price of the Company’s shares would be at any possible date of termination of Mr. Gallogly’s employment. Further, as described, the calculations assume immediate and full exercise of any stock options at the market price of our shares on December 31, 2013. For these reasons, as described above, the calculations are not necessarily indicative of what Mr. Gallogly may ultimately receive if his employment were terminated.

Each of the named executives listed in the table below only receive payments different than those afforded to employees generally in the case of the termination of their employment without cause by the Company, or for good reason by the named executive. Listed below are the elements and amounts of compensation they would receive in such circumstance:

Karyn F. Ovelmen

	Accrued but unpaid base salary and bonus	—
	Outplacement services	20,000
	Eighteen months of subsidized health and welfare plan coverage	26,712
	One year’s base salary, paid in a lump sum	746,235

	Total	$792,947

Craig B. Glidden
	Accrued but unpaid base salary and bonus	—
	One year’s base salary plus target bonus, paid in a lump sum	1,150,747

	Total	$1,150,747

Bob V. Patel
	Accrued but unpaid base salary and bonus	—
	One year’s base salary plus target bonus, paid in a lump sum	1,080,000
	Cash payment equal to twelve (12) months COBRA	21,285

	Total	$1,101,285

Timothy D. Roberts
	Accrued but unpaid base salary and bonus	—
	One year’s base salary plus target bonus, paid in a lump sum	1,050,000
	Cash payment equal to twelve (12) months COBRA	22,705

	Total	$1,072,705

ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2013

(Item 3 on the Proxy Card)

At the Annual Meeting, you will be asked to adopt our Dutch statutory annual accounts for the year ended December 31, 2013 (the “Annual Accounts”), as required under Dutch law and our Articles of Association.

Our Annual Accounts are prepared in accordance with international financial reporting standards (“IFRS”) and Dutch law. The Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“US GAAP”) and there are difference between IFRS and US GAAP.

A copy of the Annual Accounts can be accessed through our website, www.lyondellbasell.com, and may be obtained free of charge by request to our administrative offices c/o Lyondell Chemical Company, 1221 McKinney St., Suite 700, Houston, TX 77010 Attn: Corporate Secretary.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt our Annual Accounts.

Our Management Board and Supervisory Board recommend that you vote FOR the adoption of our Annual Accounts.

DISCHARGE FROM LIABILITY OF SOLE MEMBER OF THE MANAGEMENT BOARD

(Item 4 on the Proxy Card)

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Management Board from liability to the Company in respect of the exercise of their management duties during the financial year concerned. During 2013, the sole member of the Management Board was James L. Gallogly. The discharge does not affect any potential liability pursuant to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters that have not been disclosed to shareholders.

It is proposed that the shareholders resolve to discharge Mr. Gallogly, the sole member of the Management Board, from liability in respect of the exercise of his management duties during 2013.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to discharge the Management Board.

Our Management Board and Supervisory Board recommend that you vote FOR the discharge from liability of the sole member of the Management Board from liability for 2013.

DISCHARGE FROM LIABILITY OF MEMBERS OF THE SUPERVISORY BOARD

(Item 5 on the Proxy Card)

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Supervisory Board from liability to the Company in respect of the exercise of their supervisory duties during the financial year concerned. This discharge also does not affect any potential liability under the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during 2013.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to discharge the Supervisory Board.

Our Management Board and Supervisory Board recommend that you vote FOR the discharge from liability of the members of the Supervisory Board from liability for 2013.

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item 6 on the Proxy Card)

The Audit Committee of the Supervisory Board has selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the year ending December 31, 2014. PwC has acted as our independent registered public accounting firm since our emergence in 2010 and acted as the independent registered public accounting firm of our predecessor before that. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

The ratification of the selection of PwC is not required, but our Supervisory Board is submitting the selection to shareholders for ratification because we value our shareholders’ views on the Company’s auditors. If our shareholders fail to ratify the selection, it will be considered as notice to the Supervisory Board and Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stakeholders.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify PwC as our independent registered public accounting firm who will audit our accounts for the year ending December 31, 2014.

Our Management Board and Supervisory Board recommend that you vote FOR the ratification of PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2014.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2013	2012
	(in millions)
Audit Fees	$8.7	$9.5
Audit-Related Fees	0.7	0.8
Tax Fees	0.1	0.1
All Other Fees	0.3	0.1

Total	$9.8	$10.5

Audit fees consist of the aggregate fees and expenses billed or expected to be billed for professional services rendered by PwC for the audit of our consolidated financial statements, the review of financial statements included in our Form 10-Qs and for services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years, including comfort letters, statutory audits, attest services and consents.

Audit-related fees consist of the aggregate fees billed for assurance and related services by PwC that are reasonably related to the performance of the audit or review of the financial statements and are not reported as audit fees herein. This category includes fees related to: the performance of audits of benefit plans; agreed-upon or expanded audit procedures relating to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by regulatory or standard setting bodies.

Tax fees consist of international tax compliance and corporate tax consulting.

The Audit Committee has adopted procedures for the approval of PwC’s services and related fees. Each year, all audit and audit-related services, tax services and other services for the upcoming audit are provided to the Audit Committee for approval. The services, which may be provided in the upcoming twelve-month period, are grouped into significant categories and provided to the Audit Committee substantially in the format shown above.

The Audit Committee is updated on the status of all services and related fees on a periodic basis or as matters warrant. In 2013 and 2012, the Audit Committee pre-approved all audit, audit-related and tax services performed by PwC.

As set forth in the Audit Committee Report on page 8 of this proxy statement, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence and has determined that they are.

APPOINTMENT OF PRICEWATERHOUSECOOPERS ACCOUNTANTS N.V. AS OUR

AUDITOR FOR THE DUTCH STATUTORY ANNUAL ACCOUNTS FOR THE YEAR

ENDING DECEMBER 31, 2014

(Item 7 on the Proxy Card)

The Audit Committee has selected PricewaterhouseCoopers Accountants N.V. to serve as our auditor who will audit the Dutch Annual Accounts to be prepared in accordance with the International Financial Reporting Standards, as adopted by the European Union (IFRS), for the year ending December 31, 2014. As required by Dutch law, shareholder approval must be obtained for the selection of PricewaterhouseCoopers Accountants N.V. to serve as our auditor to audit the Dutch Annual Accounts.

Representatives of PricewaterhouseCoopers Accountants N.V. will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint PricewaterhouseCoopers Accountants N.V. as our auditor who will audit our Dutch Annual Accounts for the year ending December 31, 2014.

Our Management Board and Supervisory Board recommend that you vote FOR the appointment of PricewaterhouseCoopers Accountants N.V. as our auditor for the Dutch Annual Accounts for the year ending December 31, 2014.

RATIFICATION AND APPROVAL OF DIVIDENDS IN RESPECT OF THE 2013 FISCAL YEAR

(Item 8 on the Proxy Card)

The Company has paid an aggregate of $1.60 per share from its 2013 annual accounts. This includes interim dividends of $0.50 per share paid in each of the second and third quarters of 2013 and an interim dividend of $0.60 per share paid in the fourth quarter of 2013. The Company has announced that the Supervisory Board also has authorized the Management Board to declare a dividend in the first quarter of 2014 in the amount of $0.60 per share, which dividend also will be paid out of the 2013 annual accounts.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the dividend payments.

Our Management Board and Supervisory Board recommend that shareholders vote FOR the proposal  to ratify and approve the payment of dividends in respect of fiscal 2013.

DISCUSSION OF DIVIDEND POLICY

Under the Dutch Corporate Governance Code, we are required to provide shareholders with an opportunity at our Annual Meeting to discuss our dividend policy and any major changes in that policy.

Our dividend policy continues to be to pay a consistent quarterly dividend, with the goal of increasing the dividend over time.

LyondellBasell has paid an aggregate of $6.4 billion in dividends since we began paying dividends in 2011, increasing from $0.10 per share in the second quarter of 2011 to $0.60 per share in the fourth quarter 2013. The Supervisory Board believes that, given the Company’s strong capital and results of operation, it is appropriate to continue returning capital to shareholders.

Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits for the payment of dividends. The portion of our annual profits that remains after the reservation is at the disposal of the general meeting of shareholders. The determination to pay any dividends will be made after a review of the Company’s expected earnings, the economic environment, the financial position and prospects of the Company, and any other considerations deemed relevant.

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

(Item 9 on the Proxy Card)

Our Supervisory Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement. We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by SEC rules. We currently conduct shareholder advisory votes on executive compensation annually and, therefore, the next vote will be in connection with our annual meeting in 2015.

As described in detail under the heading “Compensation Discussion &Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure alignment of those persons with shareholders. Our named executive officers are rewarded for their service to the Company, the achievement of performance goals and the realization of increased shareholder value. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion & Analysis,” beginning on page 27, and the “Executive Compensation Tables,” beginning on page 49, for additional details about our named executive officer compensation program.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Supervisory Board. We value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary.

Advisory votes against the named executive officer compensation will not necessarily communicate to the Company, the Supervisory Board or the Compensation Committee the concerns that caused the negative votes. We would like to consider our shareholders’ concerns, if any, on these matters and therefore give shareholders the opportunity to communicate with us regarding their views on the Company’s executive compensation programs, among other matters, as described on page 4 of this proxy statement.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the executive officer compensation on an advisory basis.

Our Management Board and Supervisory Board recommend that shareholders vote FOR the resolution to approve the compensation of the Company’s named executive officers on an advisory basis.

APPROVAL OF THE AUTHORITY OF THE MANAGEMENT BOARD TO

REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL

OCTOBER 16, 2015

(Item 10 on the Proxy Card)

Under Dutch law and our Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. At the annual meeting in May 2013, shareholders authorized the repurchase of up to 10% of our then issued share capital, representing approximately 57 million shares. As of March 3, 2014, we have repurchased an aggregate of 19.7 million shares pursuant to this authorization.

Adoption of the current proposal will allow us to continue to repurchase shares, which we believe is an appropriate use of our excess cash.

The number of shares repurchased, if any, and the timing and manner of any repurchases will be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. Under Dutch law, the number of shares held by us, or our subsidiaries, may generally never exceed 50% of the total number of our issued and outstanding shares.

In order to provide us with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant authority for the repurchase of up to 10% of our issued share capital (or, based on the number of shares currently outstanding, approximately fifty-four million shares) on the open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging up to 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the Annual Meeting, or October 16, 2015.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the share repurchase proposal.

Our Management Board and Supervisory Board recommend that you vote FOR the proposal to grant authority to the Management Board to repurchase up to 10% of our issued share capital until October 16, 2015.

APPROVAL TO CANCEL UP TO 10% OF OUR ISSUED SHARE CAPITAL IF

REPURCHASED UNDER THE AUTHORITY THAT MAY BE GRANTED UNDER

ITEM 10 ON THE PROXY CARD

(Item 11 on the Proxy Card)

As permitted under Dutch law, we are asking you to give us approval to cancel ordinary shares that are held in our treasury account, or that may in the future be held in our treasury account as a result of our repurchases. Under Dutch law and our Articles of Association, we need shareholder approval to cancel treasury shares.

Under Dutch law, we and our subsidiaries can hold no more than 50% of our issued share capital at any time. The Management Board believes it may be advisable and in the best interests of our shareholders to cancel shares we hold in treasury depending on our share repurchase activity. At the annual meeting in 2013, shareholders authorized our cancellation of up to 10% of our treasury shares that are repurchased under the 2013 authorization for share repurchases. As of March 3, 2014, we held approximately 35.5 million shares in our treasury account, and have not cancelled any shares. Treasury shares, if not cancelled, may be used for general corporate purposes, including for issuance under our equity compensation plans.

If this proposal is approved, and we determine it is appropriate to reduce the number of treasury shares we hold, then we will follow the procedure set forth under Dutch law to cancel treasury shares from time to time, including the publication of notices in the Dutch trade registry and a Dutch daily newspaper and a two-month waiting period before cancellation to allow any creditors who wish to do so to oppose the cancellation. Once the procedure is complete, if no creditors oppose the cancellation, we will cancel the treasury shares, which will become authorized but unissued ordinary shares. If either this Proposal 11 or Proposal 10 above is not approved, then we will not cancel any treasury shares in excess of the 10% that was approved at the 2013 annual meeting.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal.

Our Management Board and Supervisory Board recommend that you vote FOR the proposal to grant authority to cancel any shares repurchased by the Company pursuant to the authorization in Item 10.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 about the number of shares to be issued upon vesting or exercise of equity awards and the number of shares remaining available for issuance under our Long-Term Incentive Plan (the “LTIP”).

The LTIP originally provided for the issuance of up to an aggregate of 22 million ordinary shares pursuant to stock options, stock awards and stock appreciation rights. No awards may be granted after ten years of the effective date of the plan. The LTIP was approved by the Bankruptcy Court and became effective upon our emergence from bankruptcy. The LTIP, as amended and restated, was approved by our shareholders at our 2012 Annual Meeting.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	7,232,915	$15.62	9,083,629
Equity compensation plans not approved by security holders	—	$—	—

Total	7,232,915	$15.62	9,083,629

(1)	Includes 5,214,467 stock options and 1,668,923 restricted stock units. Also includes grants of qualified performance awards (“QPAs”) representing 349,525 shares that may be issued under the LTIP. Each QPA reflects a target number of shares that may be issued to the award recipient. The Compensation Committee of the Supervisory Board determines the actual number of shares the recipient receives at the end of a three-year performance period which may range from 0% to 200% of the target number of shares. Because two times the target number of shares may ultimately be issued, we have included an aggregate of 699,049 shares for issuance under QPAs in the table.
(2)	Includes only the weighted-average exercise price of the outstanding stock options. Does not include the restricted stock units or QPAs, as those awards have no exercise price associated with them.